 Exhibit 4.4

Execution Copy

ASSET PURCHASE AGREEMENT

among

EVOGENE LTD.
LAVIE BIO LTD.
TAXON BIOSCIENCES, INC.

as the Sellers,

and

DEAD SEA WORKS LTD.,

as the Buyer

Dated as of April 17, 2025

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT, dated as of April 14, 2025 (this “Agreement” and such date, the “Agreement Date”), among (i) Evogene Ltd., an Israeli company (“Evogene”), (ii) Lavie Bio Ltd., an Israeli company (“Lavie”), (iii) Taxon Biosciences, Inc., a Delaware corporation (“Taxon”, and together with Evogene and Lavie, the “Sellers”) and (iv) Dead Sea Works Ltd., an Israeli Company (“Buyer”).

RECITALS

WHEREAS, Evogene is a leading computational biology company focused on revolutionizing product discovery and development in multiple life sciences-based industries, including human health and agriculture, through the use of proprietary computational tools and platforms, including its proprietary MicroBoost AI for AG (as hereinafter defined); and

WHEREAS, Lavie, a subsidiary of Evogene, is a leading ag-biologicals company that develops microbiome-based, computational-driven, bio-stimulant and bio-pesticide products, utilizing Evogene's MicroBoost AI for AG; and

WHEREAS, Taxon, a wholly-owned indirect subsidiary of Lavie, is the owner of certain microbiome database and materials that support the Business, as set forth in Schedule 1.1(a) of the Disclosure Schedules (the “Taxon Database”); and

WHEREAS, each of the Sellers wish to sell to the Buyer, and the Buyer wishes to purchase from the applicable Seller, the Transferred Assets (as hereinafter defined) as set forth in Schedule 1.1(b), respectively, and in connection therewith the Buyer is willing to assume solely the Assumed Liabilities as set forth in Schedule 1.1(c) of the Disclosure Schedules and to the extent applicable as expressly identified in the amounts set forth therein, in each case upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Buyer to enter into this Agreement,  each of the Persons listed on Schedule 1.1 (d)(1) of the Disclosure Schedules (which list also includes certain employees of Evogene, [***] has executed and delivered to the Buyer an employment agreement with Buyer [***] and

WHEREAS, as promptly as practicable following the execution and delivery of this Agreement, and as a condition and material inducement to the willingness of the Buyer to enter into this Agreement, the Buyer (or an affiliate thereof) shall deliver to each of the Persons listed on Section 1.1 (e) of the Disclosure Schedules [***] an employment agreement with Buyer [***]

AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1          Certain Defined Terms.  For purposes of this Agreement:

“Action” means any private or governmental claim, counterclaim, action, inquiry, charge, complaint, suit, hearing, arbitration, mediation, litigation, audit, investigation or proceeding, in each case whether civil, criminal, administrative, judicial or investigative, or any appeal therefrom.

“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Ancillary Agreements” means the Assumption Agreement, the Bill of Sale, the Patents Assignment Notice, the Trademarks Assignment Notice, the Transition Services Agreement and all other documents and certificates required to be executed pursuant to this Agreement or to effect the Transactions.

“Assumed Liabilities” means only those Liabilities specifically and expressly identified, with the aggregate amounts, to the extent known as of the date hereof, also specifically and expressly identified, on Schedule 1.1(c) of the Disclosure Schedules with respect to Sellers, but only to the extent such Liabilities arise out of Buyer’s operation of the Business or use or operation of the Transferred Assets after the Closing Date. In addition, Assumed Liabilities shall also include the following: (i) all Liabilities under any of the Assumed Contracts from and after the Closing Date in accordance with their terms (as may be amended following the Closing by Buyer at its sole and absolute discretion) that are not otherwise the responsibility or liability of the Seller(s) under this Agreement due to Seller’s explicit representations, warranties or covenants hereunder, (ii) for Taxes with respect to the Transferred Assets for any Tax period following the Closing Date; (iii) all Liabilities with respect to any Employee who becomes a Hired Employee arising solely with respect to and in connection with any period (or portion thereof) occurring after such Employee becomes a Hired Employee, i.e. after Closing (and solely with respect to such period).

“Assumption Agreement” means the assignment and assumption agreement to be entered into by and among the applicable Seller(s) and the Buyer, substantially in the form attached hereto as Exhibit A, evidencing the assignment by the applicable Seller(s) of the Assumed Liabilities to the Buyer or its Affiliates, provided that in no event shall any agreement expand the Assumed Liabilities beyond the definition above and the limitations in this Agreement.

“Bill of Sale” means the bill of sale, to be entered into by and among the each of the Sellers and the Buyer, substantially in the form attached hereto as Exhibit B, for all Transferred Assets.

“Business” means Lavie’s microbe-based crop-protection (to the extent that Buyer exercises its right under Section 6.16 hereof) and crop-nutrition business, including the research, development and commercialization of bio-stimulants products therefor and the use of Evogene’s MicroBoost AI Engine for AG in furtherance of such business, as currently conducted and as currently proposed to be conducted within the 12 months following the Agreement Date (as reflected in presentations made available by the Sellers to the Buyer), including all use of, and business conducted using, Evogene’s MicroBoost AI Engine.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Israel or New York, New York.

“Business Employees” means (i) all individuals employed or engaged by Lavie immediately prior to the Closing; (ii) all individuals employed or engaged by Evogene immediately prior to the Closing that are directly engaged in the research, development and maintenance of the MicroBoost AI for AG, or that otherwise engage or support the Business.

“Business Material Adverse Effect” means any event, change, occurrence or effect that would reasonably be expected to have a material adverse effect on the business, financial condition, Intellectual Property or results of operations of the Business, and/or the MicroBoost AI for AG and/or the Taxon Database and/or the other Transferred Assets, taken as a whole; provided, however, that none of the following, either alone or in combination, shall be deemed to constitute, or be taken into account in determining whether there has been, a Business Material Adverse Effect: (i) changes in general economic, business, financial, political, capital market or regulatory conditions, whether globally, in any country or region, or in any industry in which the Business operates; (ii) changes in any applicable Laws (including adoption of or changes in any Public Health Measures) or changes in applicable accounting regulations or principles (including IFRS) or in interpretations of any of the foregoing; (iii) political, geopolitical, social or regulatory conditions, including any outbreak, continuation or escalation of any military conflict, declared or undeclared war, armed hostilities, civil unrest, public demonstrations or acts of foreign or domestic terrorism or sabotage (including hacking, ransomware or any other electronic attack), or any escalation or worsening of any such conditions; (iv) natural disasters, weather conditions, epidemics, pandemics or disease outbreaks (including COVID-19 or any mutation or variation thereof) or calamities (including hurricanes, floods, tornados, tsunamis, earthquakes and wild fires); (v) changes in the industries in which the Business operates or in which products or services of the Business are used or distributed; (vi) the announcement, pendency or consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees; (vii) any failure by the Business to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures may be considered in determining whether there is a Business Material Adverse Effect); (viii) any action taken or omitted to be taken by any Seller at the written request of, or with the written consent of, the Buyer; (ix) any action required to be taken by this Agreement or any Ancillary Agreement; (x) any change in the credit rating, credit status or stock price of any Seller (provided that the underlying causes of such change may be considered in determining whether there is a Business Material Adverse Effect); or (xi) seasonal fluctuations in the Business consistent with historical patterns; provided, further, that with respect to clauses (i), (ii), (iii), (iv), (v) and (xi), such event, change, occurrence or effect may be taken into account to the extent (and only to the extent) that such event, change, occurrence or effect has a materially disproportionate adverse impact on the Business, taken as a whole, as compared to other participants of similar size and scope operating in the industries and markets in which the Business operates, and in such event, only the incremental materially disproportionate adverse impact shall be taken into account when determining whether there has been a “Business Material Adverse Effect”.

“Buyer Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or impede the performance by the Buyer of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Transactions.

“Closing Payment Amount” means the Purchase Price minus the Holdback Consideration minus the SAFE Payoff Amount.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any written or oral legally binding contract, agreement (including collective arrangement or agreement), program, policy, practice, employment agreement, offer letter, notice of employment terms, plans, arrangement, custom, procedure,, instrument, commitment or undertaking of any nature (including leases, subleases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders), including all amendments, supplements, exhibits and schedules thereto.

“control,” including the terms “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, as general partner or managing member, by contract or otherwise.

“[***] Option Agreement” means that certain Option Agreement, dated on or about the date hereof, in substantially the form attached hereto as Exhibit C.

“Court Order” shall mean any judgment, decision, decree, injunction, ruling or order of any Governmental Authority that is binding on any Person or its property under any applicable Law.

“Encumbrance” means with respect to any asset, any charge, claim, equitable interest, mortgage, lien (statutory or otherwise), option, pledge, conditional sale or other security arrangement, security interest or other restriction of any kind, including any restriction on (i) the transfer of any asset, (ii) the receipt of any income derived from any asset, (iii) the receipt of any income derived from any asset, (iv) the use of any asset, (iv) the possession, exercise or transfer of any other attribute of ownership of any asset; and (v) any payment restriction or royalty obligation imposed by the IIA under the Israeli R&D Law.

“Excluded Assets” means all assets of the Sellers that are not Transferred Assets, including: [***].

“Excluded Intellectual Property” means: [***].

“Excluded Liabilities” means, among others, all Liabilities of any of the Sellers that are not Assumed Liabilities, including (i) any Liability to the extent arising out of or related to the Excluded Assets, (ii) any Liability arising out of or relating to any tort, breach, default or violation by any Seller on or prior to the Closing, (iii) all Liabilities under the Assumed Contracts, in each case to the extent such Liabilities arise on or prior to the Closing, (iv) any Taxes of any of the Sellers, any Transfer Taxes, and any Taxes imposed on or with respect to the Transferred Assets or the Assumed Liabilities for a taxable period (or portion thereof) ending on or before the Closing Date (including, for the avoidance of doubt, Taxes that will arise as a result of the sale of the Transferred Assets and assumption of the Assumed Liabilities pursuant to this Agreement or otherwise on account of this Agreement or the Transactions), (v) any and all Liabilities arising prior to the Closing, (vi) any and all Liabilities and specific dollar amounts not specifically and expressly assumed by Buyer pursuant to this Agreement, (vii) any Liability of any Sellers in connection with the employment or other engagement of any current or former employee or other service provider of any Seller, including any Hired Employee, on or prior to the Closing and also after the Closing provided that such Liability refers to the period prior to the Closing, including any Liability of any Seller constituting workers’ compensation claims of such personnel with respect to occurrences on or prior to the Closing, and any Liability of any Seller in connection with the termination of employment or engagement of any current or former employee or other service provider of any Seller prior to or on the Closing, and (viii) any and all Liabilities related to any Seller’s employment or engagement of employees and service providers or termination of employees or service providers and/or under or related to any Employee Plan, severance agreement, or change of control agreement, whether in respect of any current or former employee or service provider of any Seller, including any Hired Employees, or their covered dependents, or any other current or former employees or service providers of any Seller, for benefits, claims or entitlements under any Employee Plans.

“Fraud” means, with respect to any Person, a fraudulent representation or omission or an intentional misrepresentation or omission by such Person who has actual knowledge.

“Fundamental Representations” means those representations and warranties contained in Article III and Sections 4.3 (Compliance with Law; Permits), 4.4 (Litigation and Disputes), 4.11 (Taxes), 4.12 (Environmental Matters) and 4.14 (Title to Transferred Assets; Sufficiency of Transferred Assets).

“Grant Back License” means the license agreement in the form mutually agreed by the Parties, to be signed by the Parties prior to the Closing.

“Governmental Authority” means (i) any supranational, federal, national, state, municipal, local or foreign government, (ii) any court, tribunal, arbitrator, mediator, administrative agency, commission or other Government Official, authority or instrumentality, including a Tax Authority, in each case whether domestic or foreign, and (iii) any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any executive, legislative, judicial, regulatory or other functions of, or pertaining to, government authority (including any governmental or political division, department, agency, commission, instrumentality, official, organization, unit, body or entity, the IIA and any court or other tribunal), in each case whether based in the United States, Israel or any other jurisdiction.

“Governmental Grant” means any grant, incentive, subsidy, award, loan, participation, cost, sharing arrangement, reimbursement arrangement or other benefit, relief or privilege provided or made available by or on behalf of or under the authority of the IIA or affiliated authorities or programs (including the Incubator Administration, Tnufa, Nofar, Magnet and Magneton), Authority for Investments and the Development of the Industry and Economy (formerly known as the Investment Center), the Israeli Tax Authority (solely with respect to “preferred” or “approved” enterprise status or similar programs), the State of Israel, and any other bi- or multi-national grant program, framework or foundation (including the BIRD foundation) for research and development, the European Union, the Fund for Encouragement of Marketing Activities of the Israeli Government or any other Governmental Authority.

“Government Official” means (i) any official, employee, agent or representative of, or any other Person acting in an official capacity for or on behalf of, any Governmental Authority, (ii) any political party, political party official, (iii) any official, employee, agent or representative of, or any other Person acting in an official capacity for or on behalf of, a company, business, enterprise or other entity controlled by any Governmental Authority or (iv) any official, employee, agent or representative of, or any other Person acting in an official capacity for or on behalf of, a public international organization.

“Holdback Consideration” means an aggregate amount equal [***] out of the Purchase Price otherwise payable by the Buyer to the Sellers to be retained (not paid at Closing) by the Buyer and held back from, the portion of the Purchase Price payable to each Seller in accordance with the allocation set forth opposite each Seller’s name in Exhibit F hereto, as a holdback upon the terms and conditions set forth herein to secure the indemnification obligations of the Sellers.

“Holdback Release Date(s)” means the date that is (i) [***] of the Closing Date with respect to the [***] of the Holdback Consideration, and (ii) the [***]of the Closing Date with respect [***] of the Holdback Consideration, in each case - subject to the conditions herein.

“IFRS” means International Financial Reporting Standards as in effect on the date hereof.

“IIA” means the Israel Innovation Authority (previously known as the Office of the Chief Scientist of the Ministry of Economy and Industry of Israel or the OCS).

“IIA Application” means an application by Lavie to the IIA, in the form set forth in Exhibit G.

“IIA Transfer Approval” means a written approval, duly executed by the IIA which shall: (i) approve the transfer in any manner by Lavie of the IIA Grant specified in the IIA Application, and all rights excluding the rights to manufacture abroad or to transfer the IIA funded Intellectual Property outside of Israel, to use all of the IIA Funded Intellectual Property related thereto, to the Buyer, on or immediately following the Closing; and (ii) waiver of, or exemption from, obligation of payment of royalties by the Buyer or approval that the IIA Transferred Grant had been fully repaid under the Israeli R&D Law, other than any restriction on or requirement to file any additional application (if any) to (a) manufacture outside of Israel any products arising from, related to, or using such IIA funded Intellectual Property or any part thereof; or (b) transfer such IIA funded Intellectual Property or any part thereof outside of Israel,; and (iii) confirmation that neither Buyer nor any of its Affiliates will be subject to any restriction on using IIA funded Intellectual Property which is arising from or related to the IIA Transferred Grant or any part thereof, other than standard limitations under the Israeli R&D Law; Such approval, once received, will be attached hereto as Exhibit H.

“IIA Grants” means those Governmental Grants received by any Seller from the IIA which are detailed in Schedule 1.1(f)(1) of the Disclosure Schedules, including the IIA Transferred Grant.

“IIA funded Intellectual Property” means and Intellectual Property owned by each of the Sellers and which was developed in whole or in part using any IIA Grants or arising, directly or indirectly from the research and development conducted using IIA Grants.

“IIA Outstanding Debt” means the aggregate outstanding amount owed by Lavie to the IIA under the IIA Transferred Grant as of the Closing (calculated in US$ based on the published NIS:US$ exchange rate of the Bank of Israel last known on the Closing Date), plus interest and linkage (if applicable), as required under the IIA Transferred Grant.

“IIA Transferred Grant” means the Governmental Grant received by Lavie from the IIA which is detailed in Section 1.1(f)(2) of the Disclosure Schedules.

“Intellectual Property” means any and all forms of industrial and intellectual property, and all rights and ownership associated therewith, throughout the world, including, among others, all patents and applications therefor and all reissues, divisions, renewals, extensions, Provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, confidential and proprietary information, knowhow, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications, and any and all goodwill associated with and symbolized by the foregoing items, Internet domain name registrations, web addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto,  all computer programs, source code, object code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, development tools, files, records and data, all schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing or any intellectual property rights in any form and embodied in any media.

“IRS” means the Internal Revenue Service of the United States.

“ITA” means the Israel Tax Authority.

“Knowledge” means, with respect to the Sellers, the actual or constructive (as set forth in the second section of this definition) knowledge of the persons listed in Section 1.1(d)(2) of the Disclosure Schedules as of the date of this Agreement (or, with respect to a certificate delivered pursuant to this Agreement, as of the date of delivery of such certificate). This includes knowledge that such individuals would reasonably be expected to have obtained in the course of performing their ordinary duties and responsibilities after conducting reasonable inquiry of their direct reports.

“Law” means any national, federal, state, foreign, local, provincial, municipal or other law, statute, law, ordinance, regulation, legislation, rule, code, principle of common law, case law, resolution, directive, guidance, injunction, judgment, decree, license, permit, ruling, order (including extension order), edict or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority and is applicable to and binding upon the relevant Person.

“Liabilities” means any and all debts, indebtedness, Encumbrances, guarantees, liabilities, royalties, commitments and obligations of any kind, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, asserted or not asserted, known or unknown, determined, determinable or otherwise, whenever or however arising (including, whether arising out of any contract or tort based on negligence or strict liability) including those arising under applicable Law or any Action of a Governmental Authority and those arising under any Contract and whether or not the same would be required by IFRS to be reflected in financial statements or disclosed in the notes thereto, and regardless of whether such debt, liability, commitment or obligation is immediately due and payable.

“MicroBoost AI for AG” means Evogene’s computational predictive biology platform described in Exhibit I, as existing on the date hereof and on the date of transfer to the Buyer in accordance with the terms of this Agreement, for the discovery and development of microbial products for agricultural uses.

“Microbial Fermentation Technology” means Lavie’s fermentation technology described in Exhibit J hereof as existing on the date hereof and on the date of transfer to the Buyer in accordance with the terms of this Agreement.

“Option Patents” means the patent applications listed in Exhibit D.

“Ordinance” means the Israeli Income Tax Ordinance (New Version), 1961, as amended, and all rules and regulations promulgated thereunder, as may be amended from time to time.

“Organizational Documents” means (i) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof (to the extent applicable), (ii) with respect to a limited liability company, the certificate of formation or organization, as applicable, and the operating or limited liability company agreement thereof, (iii) with respect to a partnership, the certificate of formation and the partnership agreement, and (iv) with respect to any other Person the organizational, constituent or governing documents and instruments of such Person.

“Permitted Encumbrance” means (i) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), (ii) zoning, entitlement, conservation restriction and other land use and environmental regulations promulgated by Governmental Authorities, (iii) liens granted to any lender at the Closing in connection with any financing by the Buyer of the Transactions, (iv) any right, interest, lien, title or other Encumbrance of a lessor or sublessor under any lease or other similar Contract or in the property being leased and (v) Encumbrances that will be released prior to or concurrently with the consummation of the Transactions.

“Person” means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, association, organization or other entity, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.

“Public Health Measures” means any quarantine, “shelter-in-place,” “stay at home,” furlough, workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation issued or promulgated by any Governmental Authority, the World Health Organization or any industry group in connection with or in response to any epidemic, pandemic or outbreak of disease, or in connection with or in response to any other public health conditions, in each case, whether such Law, order, directive, guideline or recommendation is in place currently or is issued, promulgated or modified hereafter.

“Purchase Price” means US$[***], minus the IIA Outstanding Debt (to the extent not fully-paid by Lavie on or prior to the Closing).

“Representatives” means, with respect to any Person, the officers, directors, principals, employees, agents, auditors, advisors, bankers and other representatives of such Person.

“Seller Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or impede the performance by a Seller of its obligations under this Agreement or the Ancillary Agreements to which it will be a party or the consummation of the Transactions.

 “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by such first Person.

“Taxes” means (i) any net income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, fringe benefit, share capital, profits, license, registration, withholding, payroll, social security (or equivalent, including Bituach Leumi), national insurance, health (including Bituach Briut), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), land betterment, purchase, corporate, capital gains, environmental or windfall profit tax, unclaimed property or escheat, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Authority responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period and (iii) any Liability for the payment of any amounts of the type described in clause (i) or (ii) of this  sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” means any return, declaration, report, statement, information statement and other document required to be filed with respect to Taxes.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Agreements, including the purchase and sale of the Transferred Assets, and the assignment and assumption of the Assumed Liabilities.

 “Transition Services Agreement” means the agreement for the provision of certain services by Lavie and Evogene to the Buyer (and/or any Affiliate thereof) in substantially the form attached hereto as Exhibit K.

“Transferred Assets” has the definition as discussed in Section 2.1 hereto.

“Unaffiliated Party” means a Person that is not an Affiliate of the Seller.

“VAT” means value added tax under the Israeli Value Added Tax Law – 1975 and all rules and regulations promulgated thereunder, as may be amended from time to time

“Willful Breach” means a breach of any covenant or Contract set forth in this Agreement that results from a deliberate act or intentional failure to act by the breaching party, with actual knowledge that the taking of such act or failure to act would, or would reasonably be expected to, cause or constitute a breach of such covenant or Contract.

ARTICLE II
PURCHASE AND SALE

Section 2.1          Purchase and Sale.  Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall, and Evogene shall cause Lavie and Taxon to, sell, assign, transfer, convey and deliver all right, title, ownership, and interest in and to its rights, title and interest in the applicable Transferred Assets to the Buyer, and the Buyer shall purchase, acquire, accept and pay for the Transferred Assets and assume and agree to pay, perform and discharge when due the Assumed Liabilities from the Sellers, in accordance with the terms of this Agreement. Prior to Closing, Buyer and the Sellers shall mutually agree on the allocation of the portions of the Purchase Price to be paid by each Buyer entity to each Seller entity for the specific Transferred Assets and the Assumed Liabilities. Notwithstanding any other provision of this Agreement, the Purchase Price payable to the Sellers is exclusive of VAT, but inclusive of any other Tax of any kind or nature whatsoever (including Transfer Taxes). Lavie and Evogene shall provide the Buyer with a valid tax invoice pursuant to the VAT Law duly issued by Lavie and Evogene, as applicable, in form and substance reasonably satisfactory to the Buyer.

“Transferred Assets” shall mean: (a) with respect to Lavie and Taxon, all of Lavie’s and Taxon’s rights, title, ownership, and interest, including Intellectual Property rights, in and to the assets comprising the Business  and/or the Taxon Database, including all assets that are important to, or necessary for, the ongoing successful conduct of the Business and/or the Taxon Database, but specifically excluding the Excluded Intellectual Property; and (b) with respect to Evogene, all rights, title, ownership and interests, including Intellectual Property rights, in and to MicroBoost AI for AG; in each case of (a) and (b), as they exist at the time of the Closing, including, among other assets of the Business that are not Excluded Assets, the following:

(a)          the Contracts to which a Seller is a party or by which a Seller is bound that arise out of the operation of the Business and/or MicroBoost AI for AG  and/or the Taxon Database, as expressly listed by the Sellers on Schedule 2.1(a) of the Disclosure Schedules (which identifies the applicable Seller entity which is a party or bound by each such Contract) (the “Assumed Contracts”);

(b)          all Sellers-Owned Intellectual Property (as defined below) with respect to the Business and/or MicroBoost AI for AG and/or the Taxon Database, including the Sellers-Owned Intellectual Property identified on Schedule 2.1(b) of the Disclosure Schedules (which identifies the applicable Seller entity that is the Owner of such Sellers-Owned Intellectual Property) (collectively, the “Business Intellectual Property”);

(c)          a copy of the MicroBoost AI for AG (in Source Code and Object Code to be provided in accordance with the procedure described in Exhibit I, and all related documentation and development notes and annotation, as deployed and operated immediately prior to the Closing on the date of Closing;

(d)          the Taxon Database and all related documentation;

(e)          all Seller-Owned Data or Seller-Licensed Data collected or generated through the operation of or use of the Business and/or the MicroBoost AI for AG and/or the Taxon Database or related to the Business and/or MicroBoost AI for AG and/or the Taxon Database, including the Sellers’ Data described on Schedule 2.1(c) of the Disclosure Schedules (the “Transferred Data”);

(f)          all accounts receivable, notes receivable and other receivables due to a Seller that arise out of the operation of the Business and/or the MicroBoost AI for AG and/or the Taxon Database or related to the Business and/or the MicroBoost AI for AG and/or the Taxon Database, as set forth in Schedule 2.1(d) of the Disclosure Schedules (which identifies the applicable Seller entity to which any such all accounts receivable, notes receivable and other receivables are due) (the “Receivables”), together with any unpaid interest or fees accrued thereon or other amounts due with respect thereto. It is hereby clarified that all Receivables for service obligations that were completed by the Sellers prior to the Closing, shall remain with the Sellers, and if received by Buyer shall be transferred by the Buyer to the applicable Seller following the Closing Date;

(g)          all accelerated cash collections and cash collected following the Closing with support or service obligations outstanding after the Closing Date (for the purpose hereof the term ‘accelerated’ shall mean not collected in the ordinary course of business or in accordance with the applicable Seller’s policies and standard practice). It is hereby clarified that cash received following the Closing for service obligations that were completed by the Sellers prior to the Closing shall remain with the Sellers, and if received by Buyer be transferred by the Buyer to the applicable Seller following the Closing Date;

(h)          all equipment and other tangible personal property owned by a Seller and used or held for use in the Business and/or the Taxon Database, including those as set forth in Schedule 2.1(e) of the Disclosure Schedules (which identifies the applicable Seller entity owning the applicable Tangible Personal Property) (the “Tangible Personal Property”);

(i)          all Business Permits listed in Schedule 4.3(c) of the Disclosure Schedules (which identifies the applicable Seller entity which has received or bound by each such Business Permit);

(j)          the Microbial Fermentation Technology and assets;

(k)          all Third-Party Consents;

(l)          all books of account, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, billing and receivables records, sales and promotional literature, marketing materials, media kits, mailing lists, market research and any other document or asset utilized in marketing or publicizing the Business, manuals and customer and supplier correspondence, in each case to the extent relating to the Business and/or MicroBoost AI for AG and/or the Taxon Database and that is owned by or in the possession of any of the Sellers (the “Books and Records”);

(m)          all credits, prepaid expenses and security deposits relating to the Business and/or the MicroBoost AI for AG and/or the Taxon Database (which identifies the applicable Seller entity);

(n)          all rights to causes of action, lawsuits, judgments, claims and demands of any nature in favor of any Seller to the extent relating to the Business and/or MicroBoost AI for AG and/or the Taxon Database, including all rights under all guarantees, warranties, indemnities and similar rights in favor of any of the Sellers; and

(o)          all goodwill related to the Business and/or the MicroBoost AI for AG and/or the Taxon Database.

Section 2.2          Closing.

(a)          The sale and purchase of the Transferred Assets, and the assumption of the Assumed Liabilities, shall take place at a closing (the “Closing”) to be effected remotely via the electronic exchange of Closing documents within two (2) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date), or at such other place or at such other time or on such other date as the Sellers and the Buyer mutually may agree in writing.  The day on which the Closing takes place is referred to as the “Closing Date.” The effective time of the Closing for Tax, operational and all other matters shall be deemed to be 11:59 p.m. (local time in each jurisdiction in which the Business is conducted) on the Closing Date.

(b)          In consideration for the sale, assignment, transfer, conveyance and delivery of the Transferred Assets to, and the assumption of the Assumed Liabilities by the Buyer, at the Closing Date, (a) the Buyer, on account of Lavie, shall deliver, or cause to be delivered, to BKG Finance GmbH (the “SAFE Holder”) an amount in cash equal to SAFE Payoff Amount (as defined below), without any tax withholding at source, and (b) the Buyer shall deliver or cause to be delivered to each of the Sellers an amount in cash equal to their applicable portion of the Closing Payment Amount as detailed in Exhibit L; for clarity, as discussed below, the Buyer will hold back the Holdback Consideration to be released, if released, subject to the terms herein, by wire transfer of immediately available funds to such bank accounts (as may be designated by the Sellers at least two (2) Business Days prior to the Closing Date), to be allocated amongst the Sellers as set forth in Exhibit L hereto.

(c)          At or prior to the Closing, each of the Sellers, shall deliver to the Buyer (as applicable):

(i)          An executed counterpart of each of the Ancillary Agreements, signed by the applicable Seller;

(ii)          Offered Employees Employment Agreements, each validly executed by each of the Offered Employees and each in full force and effect as of the Closing (provided, that this condition shall be deemed satisfied if not more than one Additional Employee fails to execute his or her Additional Employee Employment Agreements or rescinds his or her Additional Employee Employment Agreements prior to the Closing);

(iii)          Unanimously adopted resolutions of the Board of Directors of each Seller irrevocably approving and adopting this Agreement, the Ancillary Agreements to which the applicable Seller is or will be a party, and the Transactions, in substantially the forms attached hereto as Exhibits M1-M3 (the “Board Consents”), which shall continue to be in full force and effect as of immediately prior to Closing;

(iv)          Unanimously adopted resolutions of the shareholders or stockholders (as the case may be) of each of Lavie and Taxon irrevocably approving and adopting this Agreement, the Ancillary Agreements to which the applicable Seller is or will be a party, and the Transactions, in substantially the forms attached hereto as Exhibits N1, N2 (the “Shareholders Consents”), which shall continue to be in full force and effect as of immediately prior to Closing;

(v)          Duly executed legal opinion of Meitar Law Offices, legal counsel to the Company, dated as of the date of the Closing, in substantially the form attached hereto as Exhibit O;

(vi)         [***].

(vii)       A certificate, validly executed by the Chief Executive Officer and Secretary of each Seller certifying as to (i) the terms and effectiveness of the Organizational Documents, and (ii) the applicable Board Consents and the Shareholder Consents (if applicable), and that such consents constitute the valid adoption and all requisite approvals of this Agreement and approval of the Ancillary Agreements to which such Seller is or will be a party and the Transactions under applicable Laws and the Organizational Documents, in substantially the form attached hereto as Exhibit Q;

(viii)      A certificate, validly executed by the Chief Executive Officer of each Seller, for and on such Seller’s behalf, certifying to the effect that, as of the Closing, (i) the conditions set forth in Sections 8.3(a), (b) and (d) (to the extent they refer to representations, warranties, covenants or obligations of a Seller have been satisfied, and (ii) Seller has delivered to Buyer the Transferred Assets in accordance with the terms of this Agreement, in substantially the form attached hereto as Exhibit R;

(ix)         The Transferred Assets owned by such Seller in a form and manner reasonably specified by the Buyer and with respect to Evogene's MicroBoost AI for AG (the form and manner of transfer shall be made in accordance with and as detailed in Exhibit I). Further, in the case of Seller-Owned Intellectual Property, all tangible embodiments of such Sellers-Owned Intellectual Property, including Source Code and Object Code and the Taxon Database, and all documentation needed for the operation thereof, along with a duly executed affidavit of electronic delivery in form and substance reasonably acceptable to the Buyer;

(x)          All agreements, instruments, certificates and other documents that are necessary or appropriate to effect the full and unconditional release of all Encumbrances encumbering the Transferred Assets, if any;

(xi)       Termination and release letters in the forms reasonably satisfactory to the Buyer and the Seller as approved prior to the execution of this Agreement, each validly executed by each of the Hired Employees, declaring that his/her employment or engagement was terminated and including a release regarding their employment or engagement with the Seller and/or its Subsidiaries, as applicable, effective as of and subject to the Closing;

(xii)        The IIA Transfer Approval;

(xiii)       an IRS Form W-9, duly executed by Taxon; and

(xiv)       A copy of the SAFE Payoff Letter, duly executed by Lavie and the SAFE Holder.

(d)          Each of the Sellers agrees that (i) the aggregate amount to be paid to the Sellers on the Closing Date shall be reduced by the Holdback Consideration and (ii) the Holdback Consideration shall be withheld and released by the Buyer according to the terms herein.

Section 2.3          Consents to Certain Assignments

(a)          Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, this Agreement and the Ancillary Agreements shall not constitute an agreement to transfer or assign any asset, Permit, Claim or right or any benefit arising thereunder or resulting therefrom if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention under any Contract or Law to which a Seller is a party or by which it is bound, or in any way adversely affect the rights of a Seller or, upon transfer, the Buyer under such asset, Permit, Claim or right.  The Sellers shall make apparent in the Disclosure Schedules any such consents or waivers reasonably necessary or required to transfer the Transferred Assets and/or the assumption of the Assumed Liabilities to Buyer and shall use their best efforts to obtain any consents or waivers required to assign to the Buyer any Transferred Asset and/or the Assumed Liabilities that requires the consent of a third party, without any material conditions to such transfer or changes or modifications of terms thereunder without any additional cost to the Buyer.

(b)          If any such consent is not obtained prior to the Closing and as a result thereof the Buyer shall be prevented by such third party from receiving the rights and benefits with respect to such Transferred Asset intended to be transferred hereunder, the Sellers shall, after the Closing, continue to use best efforts to obtain, any such consents or waivers as required.   Sellers shall cooperate with the Buyer in any lawful and commercially reasonable arrangement, as the parties shall agree, under which the Buyer would, to the extent practicable, obtain the economic claims, rights and benefits under such Transferred Asset and assume the economic burdens and obligations with respect to the Assumed Liabilities related thereto in accordance with this Agreement, including by subcontracting, sublicensing or subleasing to the Buyer.  The Sellers shall promptly pay to the Buyer when monies are received by the Sellers under such Transferred Asset or any Claim or right or any benefit arising thereunder.

Section 2.4          Withholding.  Each of the parties and any other applicable withholding agent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct or withhold with respect to the making of such payment under applicable Tax Law unless, with respect to Israeli Taxes, Sellers have provided a Valid Certificate at least three (3) Business Days prior to the relevant date of payment. “Valid Certificate” means a ruling or any other written instructions regarding Tax withholdings, issued by the ITA in customary form and substance satisfactory to Buyer, that is applicable to the payments to be made to Sellers pursuant to this Agreement stating that no withholding, or reduced withholding, of any Israeli Tax is required with respect to such payment or providing any other instructions regarding Tax withholdings. To the extent that such amounts are so deducted or withheld and duly and timely paid over to the applicable Tax Authority, Buyer shall provide Seller with a receipt or other form evidencing that the withheld amount has been transmitted to the appropriate Tax Authority and any other form or information requested by Sellers that is reasonably required for Sellers to obtain a refund of or credit for the withheld amount, and (ii) such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of whom the withholding or deduction was made. To the extent that any amount of Tax was required to be, but was not, deducted and withheld according to Israeli Tax law by Buyer or anyone acting on its behalf, Seller shall indemnify Buyer for any amounts imposed by a Tax Authority, together with any related Losses.

Section 2.5          Further Assurances.  Following the Closing, but subject to Section 2.3 hereof, the Sellers shall execute and deliver such further instruments, certificates, agreements and other documents and perform such other actions (a) as Buyer may reasonably require to more effectively transfer to Buyer any of the Transferred Assets and the assumption of the Assumed Liabilities; or (ii) as Sellers may reasonably determine would be required to deliver to Buyer such other assets owned by any Seller in order to make the representations and warranties set forth in Section 4.16(b) true and correct in all respects (it being understood that any asset delivered pursuant to this Section 2.5 shall be deemed to constitute a Transferred Asset for all purposes hereunder). To the extent that following the Agreement Date and/or the Closing Date, it will be founder that Sellers did not transfer to the Buyer any asset(s) that should have been considered as a “Transferred Assets” (whether or not specifically indicated in Schedule 1.1(b) of the Disclosure Schedules), then the Sellers shall promptly transfer such asset(s) to the Buyer, for no additional consideration.

ARTICLE III
REPRESENTATIONS AND WARRANTIES RELATING TO THE SELLERS

Except as set forth in the Disclosure Schedules delivered by the Sellers on the date hereof (collectively, the "Disclosure Schedules"), each of the Sellers, severally and jointly with each other Sellers, hereby represent and warrant to the Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct in all respects. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article III, and the information set forth in any section of the Disclosure Schedules shall apply to and qualify (a) the representation and warranty set forth in this Agreement to which it corresponds, and (b) whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Agreement for which it is reasonably apparent on its face that such information is relevant to such other section.

Section 3.1          Organization.  Each Seller is a duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each such Seller has all necessary corporate power and authority to own, lease and operate the Transferred Assets and to carry on its business as it is being conducted as of the date of this Agreement, and other than as set forth in Schedule 3.1(i) of the Disclosure Schedules to transfer the Transferred Assets to Buyer pursuant hereto.  Other than as set forth in Schedule 3.1(ii) of the Disclosure Schedules, no Seller has any Subsidiaries or affiliated entities.

Section 3.2          Authority.  Each Seller has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions and, other than as set forth in Schedule 3.2 of the Disclosure Schedules, to effectively and fully transfer the Transferred Assets to Buyer. The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by each Seller of the Transactions have been duly and validly authorized by all necessary corporate action. This Agreement has been, and upon their execution each of the Ancillary Agreements to which a Seller will be a party will have been, duly executed and delivered by such Seller and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which it will be a party will constitute, the legal, valid and binding obligation of such Seller, enforceable against the Seller in accordance with its terms, except (i) as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law) or (ii) to the extent any indemnification provisions may be limited by applicable federal or state securities laws.

Section 3.3          No Conflict; Required Filings and Consents.

(a)          The execution, delivery and performance by each Seller of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the Transactions do not and will not:

(i)           conflict with or violate the Organizational Documents of each Seller;

(ii)          conflict with or violate any Law applicable to any Seller, the Business or any of the Transferred Assets, or by which any Seller, the Business and/or the Taxon Database and/or the MicroBoost AI for AG or any of the Transferred Assets may be bound or affected; or

(iii)        conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or other than as set forth in Schedule 3.3(a)(iii) of the Disclosure Schedules (which, among other things, identifies the applicable Seller entity which is subject to such consent), require any consent of any Person pursuant to, any Assumed Contract and/or the Business Permits and/or otherwise.

(b)          Other than as set forth in Schedule 3.3(b) of the Disclosure Schedules, no Seller is required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by such Seller of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except (i) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating to the participation of the Buyer or any of its Affiliates (as opposed to any third party) in the Transactions.

Section 3.4          Brokers No broker, finder, investment banker or similar organization is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any of any Seller or any of their Subsidiaries or affiliates.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES RELATING TO THE BUSINESS, THE
TRASNFERRED ASSETS AND THE ASSUMED LIABILITIES

Except as set forth in the Disclosure Schedules delivered by the Sellers on the date hereof, each of the Sellers, severally and jointly with each other Sellers, hereby represent and warrant to the Buyer as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct in all respects. The Disclosure Schedules shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article IV, and the information set forth in any section of the Disclosure Schedules shall apply to and qualify (a) the representation and warranty set forth in this Agreement to which it corresponds, and (b) whether or not an explicit reference or cross-reference is made, each other representation and warranty set forth in this Agreement for which it is reasonably apparent on its face that such information is relevant to such other section.

Section 4.1          Financial Statements; No Undisclosed Liabilities.

(a)          Copies of the unaudited balance sheet of each Seller as of March 31, 2025 (the “Balance Sheet” and the date of such Balance Sheet, the “Balance Sheet Date”) and the audited financial statements as December 31, 2023 and 2024, and the related consolidated statements of income and cash flows of the Business, together with all related notes and schedules thereto (collectively referred to as the “Financial Statements”), have been made available to the Buyer prior to the date of this Agreement and attached in Schedule 4.1(a) of the Disclosure Schedules.  Each of the Financial Statements: (i) was prepared in good faith in accordance with the book of account and other financial records of the Seller, (ii) fairly presents, in all material respects, the consolidated financial position and results of operations of the Business as of the respective dates thereof and for the respective periods indicated therein, and (iii) has been prepared in accordance with IFRS applied on a consistent basis in all material respects throughout the periods covered thereby, except with respect to the Balance Sheet as otherwise noted therein and subject to normal and recurring year-end adjustments and the absence of notes.  All accounts receivable are collectible and no Seller has accelerated collection of any Accounts Receivable and has paid in accordance with such Seller’s past practice and not delayed any payment of any Accounts Payable.

(b)           There are no Liabilities, whether accrued or fixed, absolute or contingent, matured or unmatured or determined or determinable, of the Business or related to the Transferred Assets of any nature, other than any such Liabilities (i) reflected or reserved against on the Financial Statements or the notes thereto, or (ii) as set forth in Schedule 4.1(b) of the Disclosure Schedules.

Section 4.2         Absence of Certain Changes or Events.  Since December 31, 2024, (a) through the date of this Agreement, the Business and the business relating to the MicroBoost AI for AG and/or the Taxon Database has been conducted, in all material respects, in the ordinary course of business consistent with past practice, (b) no Seller has done, caused or permitted any action that would constitute a breach of Section 6.1 if such action were taken by a Seller, without the written consent of the Buyer, between the Agreement Date and the earlier of the termination of this Agreement and the Closing. and (b) there has not occurred any Business Material Adverse Effect or material changes to financial condition of any Seller. Without derogating from the generality of the aforementioned,

Section 4.3         Compliance with Law; Permits.

(a)            The Business, the MicroBoost AI for AG and the Taxon Database are, and have been at all times, conducted, operated and used in compliance in all material respects with all Laws applicable to it. No Seller has received during the past three (3) years any written notices of violation with respect to any Law applicable to the conduct, operation or usage of the Business, the MicroBoost AI for AG and/or the Taxon Database or the ownership or usage of the other Transferred Assets, nor does any Seller have Knowledge of any basis therefor.

(b)            The Sellers are in possession of all permits, licenses, franchises, approvals, certificates, consents, waivers, concessions, exemptions, orders, registrations, written notices or other authorizations of any Governmental Authority necessary for them to own, lease and operate the Business, the MicroBoost AI for AG, the Taxon Database and the other Transferred Assets and to carry on the Business as currently conducted (“Permits” and the “Business Permits”, respectively).

(c)            Schedule 4.3(c) of the Disclosure Schedules includes a full and complete list of all Business Permits (which identifies the applicable Seller entity which has received or bound by each such Business Permit). Except as set forth on Schedule 4.3(c) of the Disclosure Schedules (indicating the name of the applicable Seller that holds each Business Permit, the Sellers have, and at all times have had, all Business Permits required under any applicable Law in the ownership and operation and usage of the Business, the MicroBoost AI for AG, the Taxon Database and the other Transferred Assets, free and clear of all Encumbrances. No Seller is in default, nor has it received any written notice of any claim of default, with respect to any such Business Permit, nor does any Seller have Knowledge of any basis therefor. Except as otherwise governed by applicable Law, all such Business Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, other than the requirement to have it transferred to the name of Buyer, will not be adversely affected by the completion of the transactions contemplated by this Agreement. No present or former director, officer, employee or service provider of any Seller or any Affiliate thereof, nor, to the Knowledge of any Seller, any shareholder or any other Person, owns or has any proprietary, financial or other interest (direct or indirect) in any Business Permit.

(d)          Except as disclosed on Schedule 4.3(d) of the Disclosure Schedules, no written notice to, declaration, filing or registration with, or Business Permit from, any domestic or foreign Governmental Authority is required to be made or obtained by any Seller in connection with the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated hereby.

Section 4.4          Litigation and Disputes.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, with respect to the Business, the MicroBoost AI for AG, the Taxon Database and the other Transferred Assets or the Business Employees, there is no Actions pending, or to the Knowledge of any Seller, threatened or anticipated (a) against, related to or affecting (i) any Seller, the Transferred Assets or the Assumed Liabilities, (ii) any director, officer, employee or service provider of any Seller as such, or (iii) any shareholder of any Seller in such shareholder’s capacity as a shareholder of a Seller, (b) seeking to delay, limit or enjoin the transactions contemplated by this Agreement or any Ancillary Agreement, (c) that involve the risk of criminal liability, or (d) in which any Seller is a plaintiff, including any derivative suits brought by or on behalf of any Seller.  No Seller is in default with respect to or subject to any Court Order, and there are no unsatisfied judgments against Seller or the Transferred Assets.  Except as set forth on Schedule 4.4 of the Disclosure Schedules, there are no Court Orders or Contracts with, or Encumbrances by, any Governmental Authority which regulate, obligate, bind or in any way affect any Seller or any of the Transferred Assets.

Section 4.5          Employees; Employee Benefit Plans.

(a)          Seller has made available to Buyer a true, complete and correct list of each Business Employee, as well as, each such Business Employee’s: (i) name, (ii) position, (iii) employing entity, (iv) work location, (v) date of hire and aggregate length of service (including with any entity acquired by Seller or any such Subsidiary), (vi) annual salary, monthly salary (with breakdown of base salary and global overtime pay) or hourly rate, as applicable, (vii) status as exempt/non-exempt from the overtime requirements of the Fair Labor Standards Act or any other Law and status as full time/part time, (viii) short-term or long-term disability or other leave status, (ix) target bonus/incentive/commission for the current fiscal year and bonus paid or payable for the most recently completed fiscal year, the annual bonus/incentive/commission plan in which such individual is eligible to participate, and such individual’s accrued bonus, accrued incentive or accrued commissions, if any, (x) amount of entitlement and accrued and unpaid vacation, paid time off, sick leave, recreation days and any other leave applicable to such Business Employee (by type), (xi) any material travel pay, car allowance, car, telephone allowance, (xii) pension and social arrangement including pension fund, manager's insurance, provident fund and advanced study fund (including the relevant insured/determinative salary and contributions rates), (xiii) all other fringe or employee benefit plans, programs or arrangements, (xiv) any promises, commitments and future obligations, (xv) any other material compensation or entitlement according to any Contract (including collective agreement or arrangement), and (xvi) work authorization/visa information and expiration dates, as applicable (such list, the “Business Employee List”). No Business Employee is entitled (whether by virtue of any Law, Contract or otherwise) to any material benefits, entitlement or compensation that are not listed in the Employee List. All Business Employees are legally permitted to be employed in the jurisdiction in which such employee or service provider is employed or engaged in their current job capacities or services for the maximum period allowed under the Law. Seller may update the Business Employee List from time to time in order to maintain the accuracy thereof through the Closing.

  (b)          The Seller has made available to the Buyer prior to the execution of this Agreement (i) a true and complete copy of each material, to the extent applicable (A) employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, performance awards, profit sharing, change of control, savings, retiree medical or life insurance, sabbatical, disability, employee relocation, repatriation, expatriation, life insurance or accident insurance plans, supplemental retirement, pension, severance or other benefit plans, programs, policies, procedures or arrangements, that are maintained, contributed to or sponsored by Seller for the benefit of any Business Employee and (B) employment, termination, severance or other contract, agreement or arrangement, pursuant to which any Seller currently has any obligation with respect to any Business Employee (A and B collectively, the “Employee Plans”); and (ii) all current summary plan descriptions and the most recent determination letter from the IRS or other approval from any applicable tax or regulatory authority with respect to any such Employee Plan.

  (c)          (i) Each Employee Plan has been maintained in all material respects in accordance with its terms and the requirements of ERISA and the Code and any other applicable Laws, (ii)  Seller has performed all material obligations required to be performed by it under any Employee Plan and is not in any material respect in default under or in violation of any Employee Plan, (iii) all amounts that the Seller is legally or contractually required either to deduct or to transfer as part of the Employee Plan have, in each case, been duly deducted, transferred, withheld and paid, and the Seller does not have any outstanding obligation, and (iv) no Action (other than claims for benefits in the ordinary course) is pending or, to the Seller’s knowledge, threatened with respect to any Employee Plan by any current or former employee, officer or director, nor does any Seller have Knowledge of any basis therefor.

  (d)          Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has received or is the subject of a favorable determination or opinion letter from the IRS that it is so qualified and, to the Seller’s knowledge, no fact or event has occurred since the date of such letter or letters from the IRS that would reasonably be expected adversely to affect the qualified status of any such Employee Plan.

  (e)          None of the Employee Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) or a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) for which to any Seller’s knowledge would reasonably be expected to incur liability under Section 4063 or 4064 of ERISA.

  (f)          The representations and warranties contained in this Section 4.5 and Section 4.6 are the only representations and warranties being made with respect to ERISA.

Section 4.6          Labor and Employment Matters. Seller is not a party to any labor or collective bargaining contract or arrangement that pertains to any Business Employee or relates to the Business or Transferred Assets or otherwise. No labor organization or group of employees of the Seller has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding. No Seller has experienced any organizing activities, strikes, work stoppages, slowdowns, lockouts, arbitrations or material grievances, or other labor disputes pending or to the knowledge of Seller, threatened against or involving the Seller. No Business Employee is subject to or benefits from any extension order (“tzav harchava”) other than extension orders that are generally applicable to all employers in Israel. The Seller is not nor has ever been a member of any employers’ association or organization. The Seller has never paid, required to pay and has never been requested to pay any payment (professional organizational handling charges) to any employers’ association or organization. There are no pending or, to any Seller’s Knowledge, threatened Actions concerning labor or employment matters with respect to the Business or any Business Employee. The Seller has been in compliance in all material respects with all applicable Laws and Contracts, including with respect to employment practices, terms and conditions of employment and engagement, termination, pension social contributions, compensation, equal opportunity and wages and hours, including Worker Adjustment and Retraining Notification Act of 1988, as amended, ERISA, COBRA and the Fair Labor Standards Act of 1938, as amended (or similar local Law), with respect to the Business Employees and the conduct of the Business by the Seller.

Section 4.7          Insurance. Schedule 4.7 of the Disclosure Schedules contains a complete and accurate list of all policies or binders of fire, liability, title, worker's compensation, product liability other forms of insurance (showing as to each policy or binder the insured Seller, the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided, loss experience history by line of coverage) maintained by each Seller on the MicroBoost AI for AG, the Taxon Database or the other Transferred Assets or the Hired Employees as in effect as of the date hereof and the Closing Date.  All insurance coverage applicable to the Business, the MicroBoost AI for AG, the Taxon Database or the other Transferred Assets or the Hired Employees are, and will be as of the Closing Date, in full force and effect, insuring each Seller in reasonably sufficient amounts against all risks usually insured against by Persons operating similar businesses or properties of similar size in the localities where such businesses or properties are located, provided coverage as may be required by applicable Law and by any and all Contracts to which any Seller is a party and were issued by insurers of recognized responsibility.  There was no default under any such coverage nor were there any failure to give notice or present any claim under any such coverage in a due and timely fashion, and there are no outstanding unpaid premiums in each case, at any time during the one (1) year period prior to the date hereof.  There were no provisions in such insurance policies for retroactive or retrospective premium adjustments.  All products liability, general liability and workers' compensation insurance policies maintained by any Seller covering the Business, the MicroBoost AI for AG, the Taxon Database or the other Transferred Assets or the Hired Employees have been occurrence policies and not claims made policies.  There are no outstanding performance bonds covering or issued for the benefit of any Seller. Schedule 4.7 of the Disclosure Schedules contains a complete list of claims made pursuant to Seller's insurance policies since January 1, 2021.

Section 4.8          Real Property.

(a)          No real property is owned by any Seller that is used in connection with the operation or usage of the Business, the Taxon Database or the other Transferred Assets.

(b)          Other than as set forth in Schedule 4.8(b) of the Disclosure Schedules, no real property is leased by the Seller that is exclusively used in connection with the operation or usage of the Business the Taxon Database or the other Transferred Assets.

Section 4.9          Restrictions on Business ActivitiesSection 4.10. Other than the rules and regulations issued by or by which the IIA operates, including the Israeli R&D Law, there is no Contract or Court Order binding upon any of the Sellers or any of the Transferred Assets that restricts or prohibits, purports to restrict or prohibit, has or to any Seller’s Knowledge could reasonably be expected to have, whether before or after consummation of the Transactions, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of any of the Sellers, or adversely affect Buyer’s ownership and rights with respect to any of the Transferred Assets after the Closing by limiting the freedom to engage in any line of business, to manufacture, offer for sale, sell, license, further develop or otherwise exploit any of the Business and Sellers-Owned Intellectual Property in any market or geographic area, or to compete with any Person, including any grants by Sellers of exclusive rights or exclusive licenses.

Section 4.10          [Reserved].

Section 4.11          Intellectual Property.

(i)          “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(ii)         “R&D Law” means the Israeli Encouragement of Research, Development and Technological Innovation in the Industry Law 5744-1984, as amended from time to time, including regulations, directives, procedures, and rules that have been or will be promulgated thereunder and/or by virtue thereof, including any directives, guidelines and rules as issued from time to time by the IIA.

(iii)        “R&D Sponsor” means any Governmental Authority, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to either Sellers or any developer, inventor or other contributor to any Sellers’ Owned Intellectual Property.

(iv)        “Sellers’ Intellectual Property” means any and all Sellers-Owned Intellectual Property and any and all Third-Party Intellectual Property that is used by any one of the Sellers, in each case in connection with the Business. Without derogating from the generality of the foregoing, Sellers’ Intellectual Property includes all Intellectual Property evidence by, embodied in, required for or otherwise which is part of the Lavie Products, Evogene’s MicroBoost AI for AG and Taxon Database.

(v)          “Sellers’ Intellectual Property Agreements” means any Contract relating to any Sellers’ Intellectual Property to which a Seller is a party or bound by.

(vi)        “Seller-Licensed Data” means all data, information or material of any kind or nature, that is processed, used for research and development, used for commercialization or for further development, by any of the Sellers in connection with the Business which is owned or purported to be owned by one or more of the Sellers.

(vii)        “Seller-Owned Data” means each element of data and information collected, generated, or received by or in connection with the Business that each of the Sellers owns or controls or purports to own or control which is required for the Business.

(viii)      “Sellers-Owned Intellectual Property” means (a) with respect to LavieBio and Taxon any and all Intellectual Property that is owned or purported to be owned by each of the applicable Seller and which is used in or which is required to be used in connection with the Business, but excluding Intellectual Property contained in the Excluded Assets and (b) with respect to Evogene, any and all Intellectual Property that is owned or purported to be owned by Evogene in and to MicroBoost AI for AG.

(ix)         “Lavie Products” means all products developed, under development, produced, manufactured, marketed, licensed, sold, distributed or performed by or on behalf of Lavie, excluding the Excluded Assets.

(x)       “Sellers’ Registered Intellectual Property” means the United States, international and foreign: (A) patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered or filed in the name of, or owned by one or more of the Sellers and related to the Business.

(xi)         “Object Code” means, the machine readable code which is based on Source code  including all binaries, runtime modules, or any machine-readable files produced from Source Code through compilation or build processes.

(xii)       “Source Code” means, collectively, any human-readable, fully documented, software in source code form,  contained in MicroBoost AI for AG or of any other Sellers-Owned Intellectual Property or Lavie Products, including programmer’s notes and materials and documentation, sufficient to allow a reasonable skilled programmer to understand the design, logic, structure, functionality, operation and features and to use, operate, maintain, modify, support and diagnose errors. Source Code explicitly excludes Object Code.

(xiii)       “Lavie’s Websites” means all web sites owned, operated or hosted by Lavie (including those web sites operated using the domain names listed on Section 4.11(xii) of the Disclosure Schedules, the “Domains”), and the underlying platforms for such web sites.

(xiv)       “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by any Person other than one of the Sellers.

(b)          Status.  Lavie has full title and exclusive ownership, free and clear of any Encumbrances, of all Intellectual Property necessary for the conduct of the Business, other than those owned by one of the other Sellers and in-licensed Third-Party Intellectual Property in respect to which Lavie has all required rights on a non-exclusive  basis. Evogene has full title and exclusive ownership, free and clear of any Encumbrances, of, or is duly licensed under or otherwise authorized to use and grant the right to use, all Intellectual Property necessary for the use of the MicroBoost AI for AG as required for the conduct of the Business. Taxon has full title and exclusive ownership free and clear of any Encumbrances, of, or is duly licensed under or otherwise authorized to use and grant the right to use, all Intellectual Property necessary for the use of the Taxon Database, as required for the conduct of the Business. The Sellers’  Intellectual Property together with the Third-Party Intellectual Property that is used by either of the Sellers in connection with the Business, collectively constitutes all of the Intellectual Property necessary for Buyer’s conduct of, or that are used in or held for use for, the Business without: (i) the need for Buyer to acquire or license any other intangible asset, intangible property or Intellectual Property or (ii)  the breach or violation of any Contract.  Seller has not transferred ownership of, or granted any exclusive rights in, any Sellers-Owned Intellectual Property to any third party.  No third party has any Encumbrance on any of Sellers-Owned Intellectual Property.

(c)          Seller Registered Intellectual Property.  Schedule 4.11(c) of the Disclosure Schedules lists all Lavie Registered Intellectual Property, Evogene’s Registered Intellectual Property covering MicroBoost AI for AG and all Taxon’s Registered Intellectual Property, detailing in each instance the registered proprietor, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by Seller within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Seller Registered Intellectual Property (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances).  Each of the Sellers transfers to Buyer all of such Seller-Owned Intellectual Property associated with the Business even if it is not listed in the Disclosure Schedules.  Each item of Sellers Registered Intellectual Property included in the Intellectual Property required for the Business (“Transferred Registered Intellectual Property”) is valid (or in the case of applications, applied for) and subsisting, all registration, maintenance and renewal fees currently due in connection with such Transferred Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Transferred Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Transferred Registered Intellectual Property and recording Seller’s ownership interests therein.

(d)           [***]

(e)           [***]

(f)           No Assistance.  Other than as expressly stated and detailed in Schedule 4.11(f)  of  the Disclosure Schedule, at no time during the conception of or reduction to practice of any of Sellers-Owned Intellectual Property was a Seller or any developer, inventor or other contributor to such Sellers-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor.  Without limiting the foregoing, no developer, inventor or other contributor of each Seller was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for Seller or during the twelve-month period immediately prior to his or her employment or engagement with one of the Sellers.  No R&D Sponsor has any claim of right to, ownership of or other encumbrance on any Sellers-Owned Intellectual Property.

(g)           [***]:

(i)           the total amount of the benefits received by each Seller under each IIA Grant;

(ii)          the total outstanding amounts to be paid by the IIA to the Sellers under each IIA Grants; and

(iii)         the aggregate outstanding obligations under each such IIA Grant with respect to royalties applicable thereto and any outstanding amounts otherwise payable under each such IIA Grant to the IIA.

(h)          Invention Assignment and Confidentiality Agreement.  In each case as it relates to the Business: each Seller has secured from all (1) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for  such Seller and (2) named inventors of patents and patent applications owned or purported to be owned by a Seller (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of such Authors’ right, title and interest in and to such Intellectual Property, and each Seller has obtained the waiver of all non-assignable rights to the maximum extent permitted by applicable Law from the relevant Author.  No Author has retained any rights, licenses, claims or interest whatsoever with respect to any such Intellectual Property developed by the Author for one of the Sellers.  No Author is subject to any agreement or other obligation with any third party that could adversely affect Sellers’ rights in Sellers-Owned Intellectual Property.

(i)            Business Confidential Information. Each Seller has taken all commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information of such Seller (including trade secrets) or provided by any third party to a Seller, in each case which relates to the Business (“Business Confidential Information”).  All current and former employees and contractors of Sellers and any third party having access to Business Confidential Information have executed and delivered to one or more of the Sellers a written legally binding agreement regarding the protection of such Business Confidential Information.  There has been no breach of confidentiality obligations on the part of Sellers or, to the knowledge of each Seller, by any third party with respect to Business Confidential Information.

(j)           Non-Infringement.  To the Knowledge of the Sellers, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Sellers-Owned Intellectual Property by any third party.  Neither one of the Sellers has sent a written notice to any third party alleging infringement or misappropriation of any Intellectual Property used in the Business, the Taxon Database or the Microboost AI for AG, nor does any Seller have Knowledge of any basis therefor.  Neither one of the Sellers has brought any Action for infringement or misappropriation of any Sellers-Owned Intellectual Property. To the Knowledge of the Sellers, Sellers have no Liability for infringement or misappropriation of any Third-Party Intellectual Property in the conduct of the Business.  To the knowledge of the Sellers, the operation of the Business, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Lavie Product, and/or  Evogene’s Microboost AI for AG, Taxon Database and/or Sellers-Owned Intellectual Property and (ii) Sellers’ use of any product, device, process or service used in the Business as previously conducted, or currently conducted by Seller, has not, and does not infringe (directly or indirectly, including via contribution or inducement), misappropriate or violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, and does not constitute unfair competition or unfair trade practices under the applicable Law of any jurisdiction in which Seller conducts Business, in which Lavie  Products are manufactured, marketed, distributed, licensed or sold or where Evogene Microboost AI for AG is offered or used.  Sellers have not been sued in any Action or received any written communications (including any third-party reports by users) alleging that one or more of the Sellers has infringed, misappropriated, or violated or, by conducting the Business, would infringe, misappropriate, or violate any Intellectual Property of any other Person or entity.  No Sellers-Owned Intellectual Property or Seller Product is subject to any Action, Order, settlement agreement or right that restricts in any manner the use, transfer or licensing thereof by Sellers, or that may affect the validity, use or enforceability of any Sellers-Owned Intellectual Property.  Sellers have not received any opinion of counsel that any Lavie Product, the MicroBoost AI for AG or the Taxon Database, or Sellers-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes or misappropriates any Third-Party Intellectual Property.

(k)            Licenses; Agreements.

(i)          Other than as listed in Schedule 4.11(k)(i) of the Disclosure Schedules, Seller has not granted any options, licenses or agreements of any kind relating to any Sellers Owned Intellectual Property  to any Third Party, and each Seller is not bound by or a party to any option, license or agreement of any kind with respect to any of Sellers-Owned Intellectual Property.

(ii)          Other than as listed in Schedule 4.11(k)(ii) of the Disclosure Schedules, Sellers are not obligated to pay any royalties or other similar payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Lavie  Products, Evogene’s MicroBoost AI for AG, the Taxon Database, or Sellers’ Owned Intellectual Property.

(l)             Other Intellectual Property Agreements.  With respect to Sellers’ Intellectual Property Agreements:

(i)           each such agreement is valid and subsisting;

(ii)       each Seller is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of Seller’s obligations under this Agreement) in breach of any Sellers’ Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Sellers’ Intellectual Property Agreements, or give any non-Seller party to any Sellers’ Intellectual Property Agreement the right to do any of the foregoing;

(iii)         To the Knowledge of the Company, no counterparty to any Sellers’ Intellectual Property Agreement is in breach thereof;

(iv)        there are no asserted disputes or Actions (pending or threatened) regarding the scope of any Sellers’ Intellectual Property Agreements, or performance under any Sellers’ Intellectual Property Agreements including with respect to any payments to be made or received by a Seller  thereunder;

(v)         no Sellers Intellectual Property Agreement requires a Seller to include any Third-Party Intellectual Property in any Lavie Products, Taxon Microbe Database and/or  MicroBoost AI for AG or obtain any Person’s approval of any such Seller’s Product Taxon Microbe Database and/or MicroBoost AI for AG at any stage of development, licensing, distribution, use  or sale of that Lavie Products, Taxon Microbe Database and/or  MicroBoost AI for AG;

(vi)         no Sellers’ Intellectual Property Agreements grants any third party exclusive rights to or under any Sellers’ Intellectual Property;

(vii)        no Sellers’ Intellectual Property Agreements grants any third party the right to sublicense any Sellers’ Intellectual Property;

(viii)      each Seller has obtained valid, written, unexpired, non-terminable (other than for cause, or otherwise in accordance with their terms) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into, integrated or bundled by a Seller with any of Lavie Products, Taxon Microbe Database and/or  Evogene’s MicroBoost AI for AG; and

(ix)          no third party that has licensed Intellectual Property to Sellers has ownership or license rights to improvements or derivative works made by a Seller in the Third-Party Intellectual Property that has been licensed to such Seller.

(m)          Non-Contravention.  Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Buyer of any Assumed Contracts to which a Seller is a party or by which any of their respective assets are bound, will, pursuant to its express terms, result in (unless arising from any contract or obligation by which Buyer is bound, that is not transferred herein): (i) Buyer or any of its Affiliates granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, Buyer or any of its Affiliates (other than licenses to Business Intellectual Property pursuant to Assumed Contracts), (ii) Buyer or any of its Affiliates, being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Buyer being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions and except for any royalties due pursuant to the Assumed Contracts or (iv) any termination of, or other material impact to, any Sellers’ Intellectual Property.

(n)           Evogene’s Source Code.  Evogene has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Evogene’s Source Code of the MicroBoost AI for AG, other than disclosures to employees, contractors and consultants (i) involved in the development of either Evogene or Lavie’s Products and (ii) subject to a written confidentiality agreement.  No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by Evogene of any part of the MicroBoost AI for AG Source Code, other than disclosures to employees and consultants involved in the development of Lavie’s Products.  Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any source code

(o)          Open Source Software. Schedule 4.11(o)(i) of the Disclosure Schedules identifies all Open Source Materials incorporated, used in or distributed with the MicroBoost AI for AG,  describes whether the Open Source Materials were modified and/or distributed by Evogene and identifies the licenses under which such Open Source Materials were incorporated, used or distributed.  Evogene is in compliance with the terms and conditions of all licenses for the Open Source Materials.  Except as set forth on Schedule 4.11(o)(ii) of the Disclosure Schedules, Evogene has not (3) incorporated Open Source Materials into, or combined or linked Open Source Materials with the MicroBoost AI for AG, (4) distributed Open Source Materials in conjunction with the MicroBoost AI for AG or (iii) used, developed, incorporated or distributed Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (5), creates, or purports to create, obligations for Evogene with respect to any Sellers-Owned Intellectual Property or grant, or purport to grant, to any third party any rights or immunities under any Sellers-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from, linked to, or distributed or used with such Open Source Materials (a) be licensed, disclosed or distributed in source code form, (b) be licensed for the purpose of making derivative works or (c) be redistributable or licensed at no charge or subject to restrictions on consideration).

(p)            Information Technology.

(i)         Sellers Databases.  Section 4.11(p)(i) of the Disclosure Schedules identifies and describes each distinct electronic database containing (in whole or in part) each Seller’s Data maintained by or for the Seller at any time (collectively, the “Seller Databases”), the types of Sellers Data in each such database (including by Seller-Licensed Data and Sellers-Owned Data), and the security policies that have been adopted and maintained with respect to each such Seller Database.

(ii)          Sellers’ Data.  Each of the Sellers is the owner of all right, title and interest in and to each element of Sellers-Owned Data which is attributable to such Seller.  Each Seller has the right to process all Sellers’-Owned Data without obtaining any permission or authorization of any Person.  Seller has not entered into any Contract governing any Sellers’-Owned Data or to which a Seller is a party or bound by.

(q)           Sellers’ Websites.  To Sellers’ knowledge, no domain names have been registered by any Person that are confusingly similar to any of the Domains. The contents of any Lavie Website and all transactions conducted by Lavie over the Internet in respect of the Business comply with applicable Law in any applicable jurisdiction.  The contents of any Lavie Website does not include or incorporate any harmful, fraudulent, threatening, abusive, harassing, defamatory, vulgar, obscene, profane or, hateful content, including, without limitation, any material that supports or otherwise encourages wrongful conduct that would constitute a criminal offense, give rise to civil liability, or otherwise violate any applicable Law in any material respect.

Section 4.12          Privacy and Data Protection.

(a)          As used herein, the following terms have the meanings indicated below:

(i)           “Data Subject” means the individual and/or, to the extent protected under applicable Privacy Laws, the legal entity to whom Personal Data relates.

(ii)          “EEA” means the European Economic Area, as constituted from time to time, and shall be deemed to include Switzerland and the United Kingdom.

(iii)         “Personal Data” means any information relating to an identified or identifiable Data Subject, including a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that Data Subject or any other piece of information that allows the identification of a Data Subject or is otherwise considered personally identifiable information or personal information under applicable Law, including Tracking Data.

(iv)         “Privacy Laws” means each applicable Law applicable to Personal Data, including the General Data Protection Regulation (EU) 2016/679, Swiss Federal Act on Data Protection, Swiss Ordinance to the Federal Act on Data Protection, Swiss Ordinance on Data Protection Certification, Swiss Telecommunications Act, the Payment Card Industry Data Security Standards, the Video Privacy Protection Act and direct marketing and advertising, profiling and tracking, e-mail, messaging and/or telemarketing.

(v)          “Process,” “Processed” or “Processing” means, with respect to data, any operation or set of operations such as collection, recording, organization, structuring, storage, adaptation, enhancement, enrichment or alteration, retrieval, consultation, analysis, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.

(vi)         “Seller Data” means all data collected, generated, or received in connection with the Business, including Seller-Licensed Data, Seller-Owned Data and Personal Data.

(vii)        “Seller Privacy Policies” means, collectively, any and all (A) of the data protection, data usage, data privacy and security policies of the Seller, whether applicable internally, or published on Seller Websites or otherwise made available by Seller, and (B) public statements of the Seller (including statements on Seller Websites), industry self-regulatory obligations and commitments by which the seller is bound and Contracts of Seller with third parties relating to the Processing of Seller Data, in each case which relates to the Business.

(viii)       “Tracking Data” means (A) any information or data collected in relation to on-line, mobile or other electronic activities or communications that can reasonably be associated with a particular Person, user, computer, mobile or other device, or instance of any application or mobile application, (B) any information or data collected in relation to off-line activities or communications that can reasonably be associated with or that derives from a particular Person, user, computer, mobile or other device or instance of any application or mobile application or (C) any device or network identifier (including IP address or MAC address), device activity data or data collected from a networked physical object.

(b)            The Lavie’s data, privacy and security practices and Processing of Personal Data conforms, and at all times have conformed, to all of Lavie’s Privacy Commitments, Privacy Laws and Data Agreements in all material respects.  Lavie has at all times: (A) had a valid legal basis (including, if applicable providing adequate written notice and obtaining any necessary consents from Data Subjects) required for the Processing of Personal Data as conducted by Lavie and (B) abided by any mandatory privacy choices  (including opt-out preferences, if applicable) of Data Subjects relating to Personal Data (such obligations along with those contained in Lavie’s Privacy Policies, collectively, “Lavie’s Privacy Commitments”).  Neither the execution, delivery and performance of this Agreement nor the taking over by Buyer of all of Lavie’s Databases, Lavie’s Data and other information relating to Lavie’s employees, channel partners, resellers, distributors, vendors or customers, or any other category of Data Subjects, will cause, constitute or result in a breach or violation of any Privacy Laws or Lavie Privacy Commitments, any Data Agreements or any standard terms of service entered into by Lavie with Data Subjects the Personal Data of whom is Processed by each of Lavie and its respective data processors  Copies of all current and prior Lavie Privacy Policies have been made available to Buyer and such copies are true, correct and complete.  Lavie does not rely on anonymization of Personal Data or consent to process any Personal Data.

(c)            Lavie has established and maintains appropriate technical, physical and organizational measures and security systems and technologies in compliance with all data security requirements under Privacy Laws and Lavie Privacy Commitments

(d)           Lavie has not received any, Order, written notice, communication, warrant, regulatory opinion, audit result or allegation, or to the knowledge of Lavie, Action from a Governmental Authority or any other Person (including an end user): (i) alleging or confirming non-compliance with a relevant requirement of Data Agreements, Privacy Laws or Seller Privacy Commitments, (ii) to the knowledge of Lavie, permitting or mandating relevant Governmental Authorities to investigate, requisition information from, or enter the premises of Lavie or (iv) claiming compensation from Lavie in connection with failure to comply with Privacy Commitments.  Lavie has not violated Seller Data Agreements, Privacy Laws or Seller Privacy Commitments.

(e)           As it relates to the Business, to the knowledge of each Seller, no security incident, violation of any data security policy, breach, or unauthorized access in relation to any Business Confidential Information has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing.

Section 4.13       Taxes.

(a)           Except as set forth in Schedule 4.13(a) of the Disclosure Schedules all income and other Tax Returns required to be filed by or on behalf of any Seller with respect to the Transferred Assets or the Assumed Liabilities have been duly and timely filed with the appropriate Tax Authority in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, correct and complete in all respects and prepared in accordance with applicable Law, (ii) all Taxes (whether or not shown on any Tax Return) of any Seller or with respect to the Transferred Assets or the Assumed Liabilities have been fully and timely paid or remitted and (iii) appropriate and sufficient accruals for all Tax Liabilities as of the Balance Sheet Date with respect to the Transferred Assets or the Assumed Liabilities are included in the Balance Sheet and there are no Liabilities for unpaid Taxes accruing after the Balance Sheet Date.

(b)           There is no claim for Taxes that has resulted in an Encumbrance against the Transferred Assets or restrict or negatively impact the Transactions.

(c)            No power of attorney has been granted with respect to any matter related to Taxes with respect to the Transferred Asset or the Assumed Liabilities that will be in effect on the Closing Date.

(d)            All deficiencies asserted in writing, or assessments made, against any Seller with respect to Transferred Asset or the Assumed Liabilities as a result of any examinations by any Tax Authority have been fully paid.

(e)          There are no proceedings, audits, claims or, to any Seller’s Knowledge, other Actions by any Tax Authority with respect to the Transferred Assets or the Assumed Liabilities that are pending or in progress, nor has any Seller (or any Representative thereof) received any written notice in writing from any Tax Authority that it intends to conduct such an audit or investigation.

(f)           Except as set forth in Schedule 4.13(f) of the Disclosure Schedules, no Seller does currently, and has ever had, a permanent establishment outside its country of incorporation.  Neither of the Sellers has ever (i) been treated for any Tax purpose as resident in a country other than its country of incorporation, (ii) otherwise become subject to Tax jurisdiction in a country other than the country of its incorporation, or (iii) received a written claim by any Tax Authority in a jurisdiction where it has not filed a particular Tax Return or paid a particular Tax that it is or may be subject to such particular Tax assessed by such jurisdiction.

(g)            Neither the Transferred Assets nor the Assumed Liabilities are subject to any restrictions or limitations pursuant to Part E2 of the Ordinance or pursuant to any tax ruling made with reference to the provisions of Part E2.

(h)            No Seller is a party to any Contract with any Tax Authority and no Seller has received any ruling or decision from any Taxing Authority in relation to the Transferred Assets or the Assumed Liabilities.

(i)            None of the Transferred Assets constitutes a real property right (“זכות במקרקעין”) pursuant to the Real Estate Tax Law (Gain and Acquisition) of 1963.

(j)            Evogene and Lavie are duly registered in Israel for the purposes of Israeli VAT and such registration is not subject to any conditions imposed by or agreed with the ITA which have not been complied with.  Taxon is not nor has been required to effect Israeli VAT registration, including with respect to its part of the Transferred Assets and Assumed Liabilities.

(k)            No Seller has ever made any election to be treated or claimed any benefits as under the Law for Encouragement of Capital Investments, 1959.

Section 4.14          Environmental Matters.

(a)          Each Seller is in full compliance in all respects with all applicable Environmental Laws and have obtained and are in compliance in all respects with all Environmental Permits in connection with the conduct, operation or usage of the Business the MicroBoost AI for AG and the Taxon Database and the ownership or use of the Transferred Assets. There are no proceedings, audits, claims or, to the Knowledge of any Seller, there are other Actions alleging violation of or Liability pursuant to any Environmental Law and/or any Environmental Permit pending or threatened in writing or by oral communication to a Representative of any Seller against any Seller or any of their respective Affiliates or Representatives in connection with the conduct, operation or usage of the Business the MicroBoost AI for AG and the Taxon Database or the ownership or use of the Transferred Assets.

(b)          For purposes of this Agreement:

(i)          “Environmental Laws” means any Laws relating to the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or any exposure to or release of, or the management of Hazardous Substances (including the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production or disposal of any Hazardous Substances), in each case, as in effect as of the date of this Agreement.

(ii)       “Environmental Permits” any license, permit (including Permit), authorization and other regulatory approval required under, issued pursuant to, or authorized by any Environmental Law and/or any Governmental Authority with respect to Environmental Law.

Section 4.15          Material Contracts.

  (a)         Section 4.15(a) of the Disclosure Schedules lists each Contract that is of a type described below (such Contracts as described in this Section 4.15(a) being “Material Contracts”):

(i)           Contracts that provide for payment or receipt by any Seller in connection with the Business, the MicroBoost AI for AG or the Taxon Database, of more than $25,000 per year;

(ii)          Contracts relating to indebtedness of Lavie or Taxon for borrowed money;

(iii)         any reseller, distributor, referral or similar agreement, or any Contract providing for the grant of rights to market offer for sale or sell any Lavie Products to any other Person or relating to the advertising or promotion of the Business, the MicroBoost AI for AG or the Taxon Database;

(iv)         any Contract providing for the grant of rights by Evogene for the use of the MicroBoost AI for AG by Lavie or any other third party;

(v)          any Contract with any research institution, university, R&D Sponsor or other third party granting any of the Sellers (provided, however, that solely with respect to Evogene, in as much as it relates to the Business and/or MicroBoost AI for AG) any rights under such third party’s Intellectual Property for the purpose of conduct of research and development, collaboration on research and development, receipt of materials or samples for the purpose of research and development;

(vi)        (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment by any Seller of royalties to any other Person, in each case with respect to the Business, the MicroBoost AI for AG or the Taxon Database;

(vii)        any (i) separation agreement, (ii) severance agreement or (iii) other Contract, in each case of (i), (ii) and (iii), providing for the payment of compensation or benefits upon or in connection with this Agreement with any current or former employees under which any Seller has any actual or potential Liability;

(viii)      any Contract (A) pursuant to which any other party is granted exclusive rights or "most favored party" rights of any type or scope with respect to any of the Business, the MicroBoost AI for AG or the Taxon Database, Sellers-Owned Intellectual Property, or Lavie’s Products; (B) that limits or would limit the freedom of any Seller or any of its respective successors or assigns or their respective Affiliates to (I) engage or participate with any other Person, in any line of business, market or geographic area with respect to Lavie’s Products or the Sellers-Owned Intellectual Property, or to grant by any Seller or its Affiliates of exclusive rights or licenses or (II) sell, distribute or manufacture any Lavie’s Products or the Sellers-Owned Intellectual Property or to purchase or otherwise obtain any materials, software, components, parts or services relating to Lavie’s Products or the Sellers-Owned Intellectual Property; or (C) containing any "take or pay," minimum commitments or similar provisions with respect to Lavie’s Products or the Sellers-Owned Intellectual Property;

(ix)          all licenses, sublicenses and other Contracts to which a Seller is a party and pursuant to which a Seller acquired or is authorized to use any Intellectual Property owned by a third party, provided, however, that solely with respect to Evogene, in as much as it relates to the Business and/or MicroBoost AI for AG;

(x)          any license, sublicense or other Contract to which a Seller is a party and pursuant to which any Person is authorized to use any Sellers’-Owned Intellectual Property;

(xi)         any Contract providing for the development of any technology or Intellectual Property, independently or jointly, either by or for a Seller (other than employee invention assignment agreements) , provided, however, that solely with respect to Evogene, in as much as it relates to the Business and/or MicroBoost AI for AG;

(xii)        any Contract to license or authorize any third party to manufacture, reproduce or license any of the Lavie Products or any of Lavie’s Intellectual Property; Contracts that relate to the future disposition or acquisition of material assets or properties of any Seller, or any merger or business combination (other than this Agreement or the Ancillary Agreements), provided, however, that solely with respect to Evogene, in as much as it relates to the Business and/or MicroBoost AI for AG;

(xiii)      any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement, the other Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby, either alone or in combination with any other event;

(xiv)       Contracts relating to settlements of any Litigation or other disputes , provided, however, that solely with respect to Evogene, in as much as it relates to the Business and/or MicroBoost AI for AG); and

(xv)        any other contracts that are material to the Business, the MicroBoost AI for AG, the Taxon Database, the other Transferred Assets or the Assumed Liabilities.

(b)          All Material Contracts are in writing. Each Material Contract (i) is valid and binding on the applicable Seller and the counterparties thereto, and is in full force and effect and (ii) shall continue in full force and effect upon consummation of the Transactions, except to the extent that any consents set forth in Section 3.3 of the Disclosure Schedules are not obtained.  No Seller is in breach of, or default under, any Material Contract to which it is a party and as of the Agreement Date, no other party to such Material Contract is in breach or default thereunder. None of the Material Contracts have been amended or modified except as set forth therein. Sellers have provided Buyer true, complete and correct copies of all Material Contracts (including all amendments, addenda, exhibits or schedules thereto). With respect to each such Person that is a counterparty to the Material Contracts, (A) there are no outstanding or, to any Seller’s Knowledge threatened disputes or controversies with such Person, and (B) such Person has not terminated or, to any Seller’s Knowledge, threatened or stated an intention to terminate in writing, or materially decreased or adversely altered, its relationship with a Seller, or, to any Seller’s Knowledge, threatened or stated an intention to do any of the foregoing in writing. No Seller has Knowledge of any intent to terminate any Material Contract with Seller, including any customer, partner, distributor or reseller contracts, and has no Knowledge of any possible discontinuance of or non-renewal of any Material Contracts or bases for discontinuance or non-renewal.

Section 4.16          Title to Transferred Assets; Sufficiency of Transferred Assets.

(a)           Except as set forth in Schedule 4.16(a) of the Disclosure Schedules, the Seller has full, good and valid title to, and full ownership of (or, as specified by Seller, a valid leasehold or license interests in), all of the Transferred Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).  At the Closing, the Sellers will transfer good and marketable and valid title to the Transferred Assets and upon the Closing, Buyer will acquire good, marketable and valid title to all of the Transferred Assets, free and clear of any Encumbrances. Schedule 4.16(a) of the Disclosure Schedules contains accurate lists and summary descriptions of all tangible Transferred Assets where the value of an individual item exceeds $3,000 or where an aggregate of similar items exceeds $10,000.  All tangible assets and properties which are part of the Transferred Assets are in good operating condition and repair (ordinary wear and tear excepted) and are usable in the ordinary course of business and conform in all material respects to all applicable Laws relating to their construction, use and operation. In no event shall Buyer be responsible for any of the Excluded Liabilities.

(b)          The Transferred Assets are sufficient to enable the Buyer to operate conduct and use the Business, the MicroBoost AI for AG or the Taxon Database, in all significant and/or material respects, and in the manner currently conducted by the applicable Seller, to successfully operate, conduct and use the Business, the MicroBoost AI for AG or the Taxon Database in the manner currently conducted by the applicable Seller and as required to be conducted.

Section 4.17         Fair Consideration; No Fraudulent Conveyance.  The transfer of the Transferred Assets to Buyer and the assumption of the Assumed Liabilities as contemplated by this Agreement and the other Ancillary Agreements is made in exchange for fair and equivalent consideration, and no Seller is now insolvent nor will be rendered insolvent by the transfer of the Transferred Assets as contemplated by this Agreement and the other Ancillary Agreements.  The Sellers are not entering into this Agreement or the Transactions with the intent to defraud, delay or hinder its creditors and the consummation of the Transactions will not have any such effect.  The Transaction in and by itself will not give rise to any right of any creditor of any Seller to assert any claim for fraudulent conveyance against Buyer, any of its Subsidiaries or any of the Transferred Assets in the hands of Buyer or any of their respective successors and assigns following the Closing.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Sellers as follows:

Section 5.1           Organization.  The Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Israel and has all necessary corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 5.2           Authority.  The Buyer has the corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it will be a party, to perform its obligations hereunder and thereunder and to consummate the Transactions.  The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation by the Buyer of the Transactions have been duly and validly authorized by all necessary corporate action.  This Agreement has been, and upon their execution each of the Ancillary Agreements to which it will be a party will have been, duly executed and delivered by the Buyer and, assuming due execution and delivery by each of the other parties hereto or thereto, this Agreement constitutes, and upon their execution each of the Ancillary Agreements to which the Buyer will be a party will constitute, the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in a proceeding in equity or at law).

Section 5.3           No Conflict; Required Filings and Consents.

  (a)       The execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party and the consummation of the Transactions do not and will not:

(i)          conflict with or violate the Organizational Documents of the Buyer;

(ii)          conflict with or violate any Law applicable to the Buyer or by which any property or asset of the Buyer is bound or affected; or

(iii)          conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or require any consent of any Person pursuant to, any material contract or agreement to which the Buyer is a party;

except, in the case of clause (ii) or (iii), for any such conflicts, violations, breaches, defaults, consents or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

(b)          Except as explicitly set forth herein, the Buyer is not required to file, seek or obtain any notice, authorization, approval, order, permit or consent of or with any Governmental Authority in connection with the execution, delivery and performance by the Buyer of this Agreement and each of the Ancillary Agreements to which it will be a party or the consummation of the Transactions, except (i)  where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect or (ii) as may be necessary as a result of any facts or circumstances relating to the Sellers or any of its Affiliates.

Section 5.4          Financing.  The Buyer has sufficient unrestricted funds to permit the Buyer to consummate the Transactions and to pay the Closing Payment Amount and the SAFE Payoff Amount, and the Buyer will have, at the applicable time of payment sufficient unrestricted funds to permit the Buyer to pay the Holdback Consideration in accordance with the terms hereof.

Section 5.5           Brokers.  No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Buyer.

ARTICLE VI
COVENANTS

Section 6.1           Conduct of the Business Prior to the Closing.

(i)          Except as otherwise contemplated by this Agreement, as set forth on Section 6.1(a) of the Disclosure Schedules, or as may be required by Law, between the date of this Agreement and the Closing Date, unless the Buyer shall otherwise provide its prior written consent, the Sellers shall: (i) operate the Business, the MicroBoost AI for AG (as applicable)  and the Taxon Database in the ordinary course of business consistent with past practices, (ii) in each case to the extent related to the Transferred Assets, the Assumed Liabilities or the Business, the MicroBoost AI for AG and the Taxon Database: (A) pay all accounts payable and pay or perform its other obligations when due in accordance with their respective terms, (B) use commercially reasonable efforts consistent with past practices and policies to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practices, (C) sell the Lavie  Products consistent with past practices and expend the same spend in relation to the Lavie Products, use and dispose of the Taxon Microbe Database consistent with past practices and use and grant access to, and license for use the MicroBoost AI for AG consistent with past practices, and (D) use Sellers commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organizations, and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that the goodwill of the Business shall not be unreasonably impaired at the Closing, (iii) promptly notify the Buyer of any material change, occurrence or material event not in the ordinary course of business, or of any change, occurrence or event that, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to be materially adverse to the Business, the MicroBoost AI  for AG or the Taxon Database, the other Transferred Assets or the Assumed Liabilities, or cause any of the conditions set forth in Article VIII not to be satisfied; and (iv) notify (A) the Buyer in writing promptly after learning of any Action by or before any Governmental Authority or arbitrator initiated by or against it or threatened (a "New Litigation Claim"), provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database, (B) the Buyer of ongoing material developments in any New Litigation Claim or any litigation claim pending against a Seller as of the Agreement Date, provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database and (C) consult in good faith with the Buyer regarding the conduct of the defense of any New Litigation Claim or any litigation claim pending against the a Seller as of the Agreement Date, provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database.

(b)          Except as otherwise contemplated by this Agreement, as set forth in Section 6.1(b) of the Disclosure Schedules, or as may be required by Law, between the date of this Agreement and the Closing Date, without the prior consent of the Buyer, solely with respect to the Business, the MicroBoost AI for AG, the Taxon Database, the other Transferred Assets or the Assumed Liabilities, no Seller shall, directly or indirectly, do any of the following:

(i)          acquire any corporation, partnership, limited liability company, other business organization or division thereof other than in the ordinary course of business, in each case that is material, individually or in the aggregate, to the Business taken as a whole;

(ii)         sell, transfer, dispose of or otherwise subject to any Encumbrance (other than Permitted Encumbrances) any Transferred Assets;

(iii)       incur any indebtedness for borrowed money, provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database;

(iv)        amend or terminate any Material Contract or enter into any Contract that would be a Material Contract if entered into prior to the date hereof;

(v)        authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $[***] or capital expenditures that are, in the aggregate, in excess of $[***], provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database;

(vi)       transfer any employee of Seller or its Affiliates such that they would fall under the definition of Business Employee, transfer any Business Employee such that they would no longer be included as a Business Employee, hire any Business Employee (except to fill current vacancies set forth on Section 6.1(b)(vi) of the Disclosure Schedule or vacancies arising after the Agreement Date due to the departure of any Business Employee) or terminate any Business Employees;

(vii)      grant or announce any increase in the salaries, or other social benefits payable to any Business Employees, other than (A) as required by Law or (B) pursuant to any plans, programs or agreements existing on the date hereof;

(viii)     accelerate the collection of any Receivables, provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database;

(ix)       implement or adopt any change in any method of accounting or accounting practice or policy affecting the financial statements, except as required by applicable Law or appropriate to conform to changes in statutory or regulatory accounting rules or IFRS or regulatory requirements with respect thereto;

(x)        file an application for any additional funding from the IIA or draw any funds which have not yet been drawn under any of the Governmental Grants, provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database;

(xi)      make, change or revoke any Tax election, enter into any closing agreement or obtain any Tax ruling, consent to any extension or waiver with respect to any Tax claim, assessment, or Liability, settle or compromise any Tax claim, change its place of residence for Tax purposes, change (or make a request to any Tax Authority to change) any aspect of its method of accounting for Tax purposes, amend any previously filed Tax Return, or (except in a manner consistent with past practice) file any Tax Return;

(xii)     (A) commence an Action or (B) settle or compromise any Action, unless all amounts paid in respect thereof are Excluded Liabilities, provided that with respect to Evogene, solely to the extent it relates to Business, the MicroBoost AI  for AG or the Taxon Database; or

(xiii)     enter into any Contract to do any of the foregoing.

(c)          Nothing contained in this Agreement shall give the Buyer, directly or indirectly, rights to control or direct the operations a Seller.  Prior to the Closing Date, the Sellers shall, and shall cause their respective Affiliates to, exercise, consistent with the terms and conditions of this Agreement, and consistent with past practices, complete control and supervision of their respective businesses.  Notwithstanding anything to the contrary in this Agreement, no consent of the Buyer shall be required with respect to any matter set forth in this Section 6.1 or elsewhere in this Agreement to the extent that the requirement of such consent would violate or conflict with Law, provided, however, that in such case, the applicable Seller shall provide the Buyer with a prior written notice before taking any action covered under this Section 6.1 and consult with the Buyer with respect to such action.

Section 6.2          Covenants Regarding Information.

(a)          From the date hereof until the Closing Date, upon reasonable notice and subject to the limitations of any applicable Law, the Sellers shall afford the Buyer and its Representatives reasonable access to the properties, offices, plants and other facilities, books and records of the Sellers to the extent relating to the Business, the MicroBoost AI for AG, the Taxon Database, the other Transferred Assets and the Assumed Liabilities for any reasonable purpose related to this Agreement, the Ancillary Agreements and the Transactions; provided, however, that any such access shall be conducted at the Buyer’s expense, during normal business hours, under the supervision of the applicable Seller’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Sellers.

(b)          In order to facilitate the resolution of any claims made against or incurred by the Buyer, for a period of seven years after the Closing, the Sellers shall (i) retain the books and records relating to the Business the MicroBoost AI for AG, the Taxon Database, the Transferred Assets and the Assumed Liabilities relating to periods prior to the Closing which shall not otherwise have been delivered to the Buyer and (ii) upon reasonable notice, afford the Representatives of the Buyer reasonable access (including the right to make, at the Buyer's expense, copies), during normal business hours, to such books and records.

Section 6.3          Notification of Certain Matters.  Until the Closing, each party hereto shall promptly notify the other party in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is aware that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied.

Section 6.4          Employee Matters

(a)          Concurrently with the execution and delivery of this Agreement, each of the Key Employees has executed and delivered to the Buyer the Key Employee Employment Agreements to be effective as of, and conditional upon, the Closing.

(b)          As promptly as practicable following the entry of this Agreement, the Buyer (or an affiliate thereof) shall, in coordination with the Sellers, deliver to each Additional Employee an Additional Employee Employment Agreement, and as a condition to the Buyer to consummate the Closing, each Additional Employee shall execute and deliver to Buyer his or her Additional Employee Employment Agreement, to be effective as of, and conditional upon, the Closing (provided, that this condition shall be deemed satisfied if not more than two Additional Employee fails to execute his or her Additional Employee Employment Agreements or rescinds his or her Additional Employee Employment Agreements prior to the Closing).

(c)          The Sellers shall provide such reasonable cooperation and assistance to Buyer in the solicitation of the Offered Employees consent to execute their respective Offered Employees Employment Agreements. Promptly after signing the Agreement, Sellers shall transfer to the Buyer all personal files and records related to the Business Employees.

(d)          Not later than upon the Closing, each Seller shall terminate all employment agreements and other arrangements with each of the Hired Employees employed by such Seller, effective as of the Closing Date, and each Hired Employee shall execute and deliver to the applicable Seller and the Buyer a Waiver and Release Letter, in substantially the form attached hereto as Schedule 6.4(d) of the Disclosure Schedules (“Waiver and Release Letter”).

(e)          Each Seller shall be liable to and shall timely pay in the time required by Law and/or a Contract any and all payments owing to the Hired Employees according to any applicable Law and/or Contract in connection with their employment or engagement with any Seller and the termination thereof in accordance with the Waiver and Release Letter. Each Seller shall pay and release to all Hired Employees employed or engaged by such Seller any and all applicable payments or rights, including, without limitation, salaries and compensation, prior notice or payment in lieu of prior notice, retention bonuses, accrued bonuses, commissions and incentives, redemption of unused vacation days and recreation pay, employer's social security matching funds, workers' compensation payments, release of education funds, release of pension funds and managers' insurance policies, severance pay funds, and any other funds, (including with respect to stock options or similar equity rights granted to such Hired Employee in any Seller ("Employee Options") to which any of such Hired Employees is entitled through the Closing (by applicable Law, custom or Contract), and pay to such Hired Employee the balance of severance pay, if any and solely with respect to such Hired Employees, if any, which are not subject to full Section 14 of the Severance Law, payable to him or her and provide equitable compensation with respect to Employee Options. Each Seller shall complete and file any necessary forms and documents (including Form 161, release letter and notice of employment term) including with respect to deceleration according to applicable Law, custom or Contract for all such Hired Employee.

(f)          It is hereby acknowledged and agreed that to the extent that any of the amounts accumulated under any of the insurance or other funds to which any Seller has previously made contributions with respect to any such Hired Employee (including any pension fund, Managers’ Insurance, or advanced study fund) are not sufficient at Closing to cover all such amounts to which any Hired Employee is entitled through the Closing (whether by Law or Contract) (a “Seller Existing Funds”), the applicable Seller shall, without any consideration or adjustment of the Purchase Price, make cash payments with respect to any such deficiency so that such Seller Existing Funds are sufficient at Closing to cover all such amounts to which any Hired Employee is entitled through the Closing (whether by Law or Contract).

(g)          Each Seller shall retain all obligations and Liabilities (including, without limitation, any and all prior notice payments and other employment and severance benefits as is required by applicable Law, custom or Contract, as well as Liability with respect to employee stock options) related to the employment (and termination, if applicable) of any Seller employee that accrued before, during or after the Closing Date; provided, however, that any Liability with respect to any Hired Employees relating to the agreements between Buyer (or an affiliate thereof) and such Hired Employees following the Closing Date shall be Buyers (or an affiliate thereof).

(h)          Notwithstanding the foregoing, each Offered Employee (which shall not include any of the Key Employees) who is engaged directly by a Seller and who under applicable Law or Contract cannot be terminated by the applicable Seller in accordance with the above (a "Non-Transferable Employee") shall remain an employee of the applicable Seller until such limitation is eliminated, and not more than 60 days following the Closing Date (the "Limitation Period"), and: (i) during the Limitation Period shall be employed by the applicable Seller, and shall be allocated by Seller (as applicable) for provision of services to Buyer, which shall bear direct costs associated with the employment or of such employee solely during the Limitation Period, and (ii) immediately following the end of the Limitation Period, such employee shall become an employee of the Buyers (or an affiliate thereof) subject to all documents and approvals and the termination of his or her employment agreement with the applicable Seller shall be adjusted respectively. All respective provisions under the Agreement shall apply to the Non-Transferable Employees mutatis mutandis during the Limitation Period (including without limitation release from any non-compete/solicit and confidentiality obligations).

(i)          Buyer is not obligated to retain any employment terms including the benefit plans of the Hired Employees. The Hired Employees shall not retain any previous employment period or rights with the Buyer (or any Affiliate thereof).

(j)          Nothing in the employment agreement or other Contracts between any Hired Employee and a Seller limit or restrict such Hired Employee from serving as an employee of the Buyer (or any affiliate thereof). As of the Closing Date, the Hired Employees will be relieved and released from any non-compete/solicit and confidentiality obligations owed to any Seller (and any affiliate thereof) and the Seller shall have no claim towards the Buyer or anyone on its behalf with respect to solicitation, inducement of breach of contract or any compensation.

(k)          Notwithstanding anything to the contrary, Buyer shall have no responsibility, Liability or other obligation hereunder related in any way to Seller's employment or termination of employees or related in any way to Business Employees Buyer does not hire pursuant hereto. Buyer shall have no responsibility, Liability or other obligation hereunder related in any way to Hired Employees' termination process carried out solely by the Seller.

(l)          Notwithstanding anything to the contrary in this Agreement, it is hereby agreed with effect as of the Closing Date:

1.
Each of the Sellers, jointly and severally with the other Sellers, will indemnify the Buyer and anyone on its behalf for any expense incurred by the Buyer or any affiliate thereof in respect of any Claims, Actions and Liabilities, of any kind and nature, related to the employment of the Hired Employees by any of the Sellers relating to the period prior to the Closing Date, including without limitation, all wage payments, annual vacation leave, recuperation payments, sick leave, travel expenses, wage differences, overtime payments, social allocations, payments to pension funds and/or insurance and/or study fund, bonuses, commissions, awards, options or any other securities, any payment or compensation under section 134 of the Israeli Patent Law (1967), any payment under section 5 to the Wage Protection Law (1958), severance pay or completion of severance pay in respect of the Hired Employees' employment until the Closing Date, or any rights or other benefits to which the Hired Employees is entitled due to or as a result of their employment and termination with any Seller, whether under their employment agreements with a Seller or applicable Law; and

2.
Each of the Sellers, jointly and severally with the other Sellers, will indemnify the Buyer and anyone on its behalf for any expense incurred by the Buyer or any affiliate thereof in respect of any Claims, Actions and Liabilities, of any kind and nature, related to the employment of Seller's employees who are not deemed Hired Employees, for their employment period by the Seller and/or the Transaction (including, without limitation, because they did not receive an offer to become Hired Employees or did not agree to become Hired Employees).

(m)         No Third-Party Beneficiaries.  Nothing herein express or implied by this Agreement shall confer upon any Business Employee, or legal representative thereof, any rights or remedies, including any right to employment or benefits for any specified period, of any nature or kind whatsoever, under or by reason of this Agreement.

Section 6.5          Non-Competition; Non-Solicitation.

(a)          For a period of [***] the Sellers will not, and will cause their respective Affiliates not to, participate or engage in, or hold any ownership interest in any Person who engages in, [***].

(b)          [***].

(c)          Notwithstanding the aforesaid, in the event that a third party acquirer shall acquire (in a single transaction or a series of related transactions) either control over Evogene (either by sale of shares, merger consolidation or otherwise) or purchase all or substantially all of the assets of Evogene, then (i) as a condition to such change of control or sale, the third party acquirer shall assume Evogene undertakings under this Agreement, including this Section 6.5, and (ii) the restrictions set forth in this Section 6.5 shall not apply to such third party acquirer or to any of its Affiliates (other than the Sellers and their respective other Affiliates (i.e. Affiliates that were Affiliates of the applicable Seller prior to such acquisition)) with respect to any activities which do not rely on (including by reference to) the Transferred Assets, including, for the avoidance of doubt, MicroBoost AI for AG and/or the Taxon Database.

Section 6.6          Confidentiality.

(a)          From and after the date hereof, each party (the “Receiving Party”) shall, and shall cause its Representatives to, keep confidential and not disclose to any other Person or use for any purpose, other than as expressly permitted by this Agreement, any Confidential Information of the other party (the “Disclosing Party”). “Confidential Information” means all formation of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, services, research, or development of the Disclosing Party or its suppliers, distributors, customers, independent contractors or other business relations, including: (i) the terms of this Agreement and the Ancillary Agreements, (ii) internal business information (including historical and projected financial information, business strategies, information regarding operations, products and product development, marketing plans, customer and supplier lists and information), (iii) identities of, and information relating to, suppliers, customers, prospective customers, business relations, (iv) pricing policies, methods of doing business, and information about the Transferred Assets, including the Business, the MicroBoost AI for AG, and the Taxon Database, and (v) other technical, business, and operational information (including trade secrets), whether tangible or intangible.

(b)          Notwithstanding the foregoing, the term “Confidential Information” shall not include information that: (a) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its Representatives in breach of this Section; (b) becomes available to the Receiving Party from a source other than the Disclosing Party or its Representatives, provided that such source was not bound by a confidentiality agreement with, or any of the contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party; (c) was within the Receiving Party's possession prior to it being furnished to the Receiving Party by or on behalf of the Disclosing Party, provided that the source of such information was not bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party; or (d) was independently developed by the Receiving Party without use of or reference to the Confidential Information of the Disclosing Party.

(c)          Each party may disclose Confidential Information of the other party: (i) to its directors, officers, employees, and financial, tax, and legal advisors and other Representatives (each of whom is subject to an obligation of confidentiality with at least as high a standard as those imposed hereunder); (ii) to any Governmental Authority in connection with tax reports and filings; (iii) as required by applicable Law or to comply with stock market regulations actually applicable to such party or to any Governmental Authority or administrative agency to the extent required in compliance with applicable Law or to comply with stock market regulations actually applicable to such party (provided that the Receiving Party shall provide the Disclosing Party, if feasible according to the provisions of applicable Law or stock exchange regulations, with prior written notice thereof accompanied by a copy of such required disclosure, so that the Disclosing Party may propose its comments to be considered in good faith by the Receiving Party and provided, further, that the Receiving Party shall furnish only that portion of such information which the Receiving Party is legally compelled to disclose); and (iv) in connection with the exercise of any remedies hereunder or any Action relating to this Agreement or the transactions contemplated hereby.

(d)          It is being acknowledged and agreed that following the Closing (and subject thereto), any information disclosed to the Buyer by any Seller (or on any Seller’s behalf) relating to or in connection with Business and/or MicroBoost AI for AG  and/or the Taxon Database and/or an other Transferred Asset or Assumed Liability shall be deemed a Confidential Information of the Buyer.

(e)          Upon termination of this Agreement, the Receiving Party shall, and shall cause its Representatives to, promptly return to the Disclosing Party or destroy all Confidential Information of the Disclosing Party and all copies thereof, and if requested, shall certify in writing to the Disclosing Party that such Confidential Information has been returned or destroyed; provided, however, that the Receiving Party may retain copies of such Confidential Information (a) to the extent required by applicable Law or professional standards, or (b) that are automatically stored on electronic backup media pursuant to standard backup procedures where deletion is not feasible, but such retained copies shall remain subject to the confidentiality obligations under this Section 6.6.

(f)          The confidentiality obligations set forth in this Section 6.6 shall remain in effect for a period of five (5) years following the Closing or, if this Agreement is terminated, for a period of five (5) years following such termination; provided, however, that the confidentiality obligations related to any trade secrets shall continue for so long as such information qualifies as a trade secret under applicable Law.

(g)          Without derogating from the provisions of Section 6.2(a) through Section 6.2(f) above, the Sellers shall not, and shall cause their Representatives and their respective Subsidiaries and their Representatives not to, issue any press release or other public communications relating to the terms of this Agreement, the Ancillary Agreements or the Transactions or use the Buyer's name or refer to the Buyer directly or indirectly in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of the Buyer, unless required by applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to the Buyer prior to any such disclosure and provided, that in such case, the applicable Seller shall provide the Buyer with prior written notice thereof so that the Buyer may seek an appropriate protective order or other appropriate remedy, and the Sellers shall reasonably cooperate with the Buyer and its affiliates in connection therewith and provided, further, that, in the event that a protective order or other remedy is not obtained, the Sellers shall furnish only that portion of such information which, based on the advice of their counsel, the applicable Seller is legally compelled to disclose and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded any such information so disclosed) and except as reasonably necessary for the Sellers and except as reasonably necessary for the Sellers to obtain the consents and approvals of third parties contemplated by his Agreement or any Ancillary Agreement, which shall be coordinated with the Buyer. Notwithstanding anything to the contrary in this Agreement, the filing of this Agreement (including by way of a description as well as an exhibit thereto) as part of Evogene's Annual Report on Form 20-F, to the extent required under applicable securities laws and regulations, shall not require the prior written consent of Buyer, provided, however, that (i) Evogene shall notify Buyer at least 48 hours prior to such publication (for the first time such publication is made, and thereafter, only to the extent that the wording of the original publication changes), (ii) any description or summary of the terms of this Agreement, any Ancillary Agreement or the Transactions shall require the prior written consent of Buyer (not to be unreasonably delayed withheld or conditioned, taking into account Evogene’s regulatory reporting obligations). The parties agree and acknowledge that the Buyer may issue a press release announcing the Transactions contemplated hereunder following execution of this Agreement.

Section 6.7          Consents and Filings; Further Assurances.

(a)          Each of the parties shall use all commercially reasonable efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, including to (i) obtain from Governmental Authorities all consents, approvals, authorizations, qualifications and orders as are necessary for the consummation of the Transactions and (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under any applicable Law.

(b)          As the Buyer desires that after the Closing the Buyer will have the ability to use and otherwise exploit the Transferred Assets, including all Sellers’ Intellectual Property, without requirement to make payment to the IIA  by way of royalties or otherwise (with the exception of payments related to (i) the manufacture anywhere in the world of any products arising from, related to, or using such IIA funded Intellectual Property or any part thereof (if any); or (b) transfer (if any) of such IIA funded Intellectual Property or any part thereof outside of Israel), each of Lavie and Evogene shall, prior to the Agreement Date, submit to the IIA the IIA Application and shall take all other actions required to in order to obtain the IIA Transfer Approval and deliver a copy thereof to Buyer. Each of the Sellers shall coordinate the preparation, content and filing of any submissions that may be necessary, proper or advisable to obtain the IIA Transfer Approval with the Buyer and enable Buyer to participate in all discussions and meetings relating thereto. Buyer shall provide the IIA with all reasonable undertakings required by the IIA in order to obtain the IIA Transfer Approval on the basis contemplated by this Agreement.

(c)         Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permit the other party, to the extent permissible by law to review in advance any proposed communication by such party to any Governmental Authority.  No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless, to the extent permissible by law, it consults with the other party in advance and, to the extent permitted by such Governmental Authority, gives the other party the opportunity to attend and participate at such meeting.  Subject to the Confidentiality Agreement, to the extent permissible by law, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing.  Subject to the Confidentiality Agreement, to the extent permissible by law, the parties will provide each other with copies of all correspondence, filings or communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. Provided that the foregoing shall not apply with respect to any matter which could potentially create a conflict of interest between the Buyer and Seller, or could be the basis for any breach of any representation or covenant set forth herein.

(d)          Notwithstanding anything to the contrary herein, it is expressly understood and agreed that: (i) Buyer shall not have any obligation to litigate or contest any Action challenging any of the Transactions as violative of any applicable Law and (ii) Buyer shall be under no obligation to proffer, make proposals, negotiate, execute, carry out or submit to agreements or orders providing for (A) the sale, transfer, license, divestiture, encumbrance or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets, categories of assets, operations or categories of operations of Buyer or any of its Affiliates, (B) the discontinuation of any product or service of Buyer or any of its Affiliates, (C) the licensing or provision of any technology, software or other Intellectual Property Rights of Buyer or any of its Affiliates to any Person, (D) the imposition of any limitation or regulation on the ability of Buyer or any of its Affiliates to freely conduct their business or own their respective assets or (E) any actions that are not conditions on the occurrence of the Closing.

Section 6.8          Use of Names. The Sellers are conveying full ownership rights and title to Buyer, and granting the Buyer a perpetual exclusive license to use any of the trade names, trademarks, service marks, logos or domain names of the Sellers (including the name “Lavie” and the “MicroBoost AI for AG” and any trade names, trademarks, service marks, domain names, and trade dress and registrations with respect to the Business and/or the MicroBoost AI for AG and/or the Taxon Database, and applications to register any of the foregoing) and, after the Closing, Buyer shall have full ownership and all rights and title to such trade names, trademarks, service marks, logos or domain names. For the avoidance of doubt Evogene shall be entitled to continue to use the “MicroBoost AI” tradename, trademarks, service marks and logos with respect to predictive computational platforms for uses outside of agriculture.

Section 6.9          Refunds and Remittances.  After the Closing, if any Seller or any of their respective Subsidiaries receive any refund or other amount that is a Transferred Asset or is otherwise properly due and owing to the Buyer in accordance with the terms of this Agreement or the Ancillary Agreement, the applicable Seller shall promptly remit, or shall cause to be remitted, such amount to the Buyer. Similarly, if after the Closing, the Buyer or its Subsidiaries receive any refund or other amount that relates to the Business or the Transferred Asset for products sold or services provided prior to the Closing, the Buyer shall promptly remit, or shall cause to be remitted, such amount to the applicable Seller.

Section 6.10        Bulk Transfer Laws.  Each of the parties hereto hereby waives compliance with the provisions of any so-called “bulk transfer laws” of any jurisdiction in connection with the sale of the Transferred Assets to the Buyer.  Notwithstanding anything to the contrary, Sellers are responsible to pay in full, and shall ensure it pays in full, any and all Liabilities associated with the Business, the MicroBoost AI  for AG or the Taxon Database, other than the Assumed Liabilities.

Section 6.11        Transaction Expenses.  The Sellers shall pay all fees, costs and expenses incurred or payable by any Seller or any of its Affiliates in connection with the Transactions, including the negotiation, preparation and/or execution of this Agreement and the Ancillary Agreements and the performance or consummation of the Transactions by Sellers, and the Buyer shall pay all fees, costs and expenses incurred or payable by the Buyer or any of its Affiliates in connection with the Transactions, including the negotiation, preparation and/or execution of this Agreement and the Ancillary Agreements and/or the performance or consummation of the Transactions by Buyer.

Section 6.12         Transition Services.

(a)          After the Closing, the Sellers shall provide reasonable access during regular working days/hours to Buyer with respect to any Seller’s system which is in good faith required by the Buyer to assist and provide for the smooth transition of the Transferred Assets to the Buyer, including with respect to migration of all applicable data primarily related to the Business, MicroBoost AI for AG, the Taxon Database and the other Transferred Assets (including but not limited to customers, vendors, marketing, support and operations) and to the extent it constitutes a Transferred Asset until all such data and assumed fixed assets and support services which constitute Transferred Assets are migrated to the Buyer, in each case for a period not to exceed [***] from the Closing Date at no cost to the Buyer. Both parties will work in good faith during the transition period to transfer all the assets that constitute Transferred Assets that are not transferred at the Closing (if any).

(b)          Without derogating from the aforesaid, after the Closing, Lavie and Evogene shall provide the Buyer with the services set out in the Transition Services Agreement and shall carry out and execute all obligations thereunder in a timely, professional and efficient manner, and at least at the same level employed and or implemented by Lavie immediately prior to the Agreement Date.

Section 6.13         Third-Party Consents; Termination of Certain Agreements.

(a)          Prior to the Closing and following consultation with the Buyer, the Sellers shall obtain and deliver to the notices, consents, waivers and approvals described in Schedule 6.13 of the Disclosure Schedules (which also identified the applicable Seller) (the “Third-Party Consents”), in form and substance reasonably satisfactory to the Buyer required in connection with the Transactions.

(b)          Each party hereto that is party to a Contract set forth on Schedule 6.13 of the Disclosure Schedules (the “Terminated Agreements”) hereby agrees that, notwithstanding anything to the contrary in any such Terminated Agreement, and effective as of and subject to the Closing (i) each of the Terminated Agreements are terminated and of no further force and effect (including any provisions of any such Terminated Agreement that, by its terms, survive such termination) effective as of immediately prior to the Closing and (ii) upon such termination neither the Sellers (or any of its Affiliates ) nor the Buyer shall have any further obligations or Liabilities under each such Terminated Agreement. Without limiting the generality of the foregoing, the parties hereto who are parties to any Terminated Agreement hereby agree to promptly execute and deliver all additional agreements, documents or instruments, take, or cause to be taken, all actions and provide, or cause to be provided, all additional information or other materials as may be necessary or reasonably advisable, in each case, as reasonably determined by Buyer, to effect the foregoing termination of the Terminated Agreements.

Section 6.14         Assignment of Revenue received from [***] Agreement. [***].

Section 6.15         Without derogating from the provisions of Section 6.5 hereof, Evogene undertakes, and shall cause its Affiliates, not to use, further develop, or otherwise exploit in any manner, MicroBoost AI (or any previous version or derivative work of MicroBoost AI) or any other Excluded Asset, for any purpose in the field of agriculture which is substantially similar to the Business, or for any purpose within the field of agriculture or for agriculture use or the development of any products or services for agriculture, or allow any third party to do any of the foregoing.

Section 6.16         Sale of [***] Assets.

(a)          Promptly, but in any event within [***].

(b)          [***]

(c)          [***]

Section 6.17          Buyer Side Letter. The parties will enter into a Side Letter, in the form attached hereto as Exhibit T, with respect to the [***].

Section 6.18          [***].

ARTICLE VII
TAX MATTERS

Section 7.1          Cooperation.  The Buyer and the Seller shall: (a) provide assistance to the other party as reasonably requested in preparing and filing Tax Returns with respect to the Business, or the Transferred Assets or the Assumed Liabilities and responding to related audits or disputes with Tax authorities; (b) make available to each other party as reasonably requested all information, records, and documents relating to Taxes of the Business, or the Transferred Assets; (c) retain any books and records that could reasonably be expected to be necessary or useful in connection with any preparation by the other party of any Tax Return, or for any audit, examination, or proceeding relating to Taxes, with respect to the Business,  or the Transferred Assets; and (d) cooperate fully, as and to the extent reasonably requested by the other party, in connection with any audit, litigation or other proceeding with respect to Taxes of the Business, or the Transferred Assets.

Section 7.2          Transfer Taxes.  The Sellers shall timely pay any and all excise, sales, value added, use, registration, stamp, land transfer and similar Taxes, levies, charges and fees imposed by applicable Law (“Transfer Taxes”) and prepare and file all Tax Returns with respect to any Transfer Taxes.  If applicable Law requires the Buyer to pay any Transfer Tax or file any such Tax Returns, the Buyer shall do so, and the Seller shall promptly reimburse the Buyer for the amount of any such Transfer Taxes (including, for the avoidance of doubt, value added under the VAT Law) and the expenses of preparing such Tax Returns.

Section 7.3           Certain Information.  In no event shall this Agreement be interpreted to give any Person any right to receive or review any Tax Returns, Tax information, workpapers or similar information of the Seller or any of its Affiliates.

Section 7.4          Purchase Price Allocation.  No later than 5 Business Days after the Closing, the Sellers and Buyer shall cooperate to mutually agree upon allocation of the Purchase Price (and other amounts treated, for U.S. federal income Tax purposes and applicable state, local, and non-U.S. Tax purposes, as consideration paid by the Buyer to the Sellers pursuant to this Agreement) among the Transferred Assets and the Assumed Liabilities in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (“Sellers’ Draft Allocation”).  If agreed, all of the Parties agree to file all applicable returns, Tax reports, elections, information statements and financial statements consistent with such allocation. Buyer and the Sellers shall not take any action or make any filing inconsistent with the agreed allocation of the Purchase Price, except to the extent otherwise required under applicable Law. If Buyer and Seller are unable to mutually agree on the price allocation with resect to assets which are purchased from Lavie, each party reserves the right to disagree. Any study performed pursuant to this Section 7.4 will be conducted by the Buyer's external specialist and any related costs will be paid by the Buyer.

ARTICLE VIII
CONDITIONS TO CLOSING

Section 8.1          General Conditions.  The respective obligations of the Buyer and the Sellers to consummate the Transactions shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may, to the extent permitted by applicable Law, be waived in writing by either party in its sole discretion (provided, that such waiver shall only be effective as to the obligations of such party):

(a)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, makes illegal or otherwise prohibits the consummation of the Transactions; and

(b)         (A) the execution and the delivery of this Agreement and the Ancillary Agreements and the consummation of the Transactions shall have been approved by the Israeli Competition Authority, and (B) any other applicable waiting periods (and any extensions thereof) or consents, waivers or approvals required under any applicable Law relating to the Transactions shall have expired or been terminated or obtained, as applicable, in each case of (A) and (B) without the imposition of any Action of Divestiture. For the purposes hereof, “Action of Divestiture” means (a) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of its (or its subsidiaries’ or Affiliates’) share capital or of any of Buyer’s and its Affiliates or their respective businesses, assets or properties, (b) the imposition of any limitation on the ability of the Buyer or its Affiliates to conduct their respective businesses or own any share capital or assets or to acquire, hold or exercise full rights of ownership of their respective businesses or assets and, or (c) the imposition of any impediment on the Buyer or its Affiliates under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

Section 8.2          Conditions to Obligations of the Sellers.  The obligations of the Sellers to consummate the Transactions shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions, any of which may be waived in writing by the Sellers:

(a)          The representations and warranties of the Buyer contained in Article V shall be true and correct in all respects (without giving effect to any limitation or qualification as to “materiality” (including the word “material”) or “Buyer Material Adverse Effect” set forth therein) as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

(b)          The Buyer shall have performed in all respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing, including by executing the Grant Back License in a form mutually agreed by the Parties hereto.

(c)          There shall not have occurred a Buyer Material Adverse Effect.

Section 8.3          Conditions to Obligations of the Buyer.  The obligations of the Buyer to consummate the Transactions shall be subject to the fulfilment, at or prior to the Closing, of each of the following conditions (in all cases, by all of the Sellers), any of which may be waived in writing by the Buyer in its sole discretion:

(a)          The representations and warranties of the Sellers contained in Article III and Article IV, shall be true and correct in all material respects (without giving effect to any limitation or qualification as to “materiality” (including the word “material”), “Seller Material Adverse Effect” or “Business Material Adverse Effect” set forth therein) as of the Closing Date, or in the case of representations and warranties that are made as of a specified date, such representations and warranties shall be true and correct as of such specified date.

(b)          The Sellers shall have performed in all respects all obligations and agreements and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

(c)          The Buyer shall have received from each Seller a certificate certifying the fulfilment of the conditions set forth in Section 8.3(a) and Section 8.3(b), signed by a duly authorized officer of each Seller.

(d)          No Court Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Buyers’s ownership, conduct or operation of the Business and the Transferred Assets following the Closing shall be in effect, and no Action seeking any of the foregoing, in connection with the Transactions or prohibiting or limiting the consummation of the Transactions shall be pending or threatened.

(e)          The Buyer shall have received each of the items required to be delivered to it pursuant to Section 2.2(c).

(f)          (A) [***] shall have signed the Offered Employee Employment Agreements, and no action shall have been taken to rescind or terminate any such agreement, (B) [***] shall have remained continuously employed with the applicable Seller from the Agreement Date through the Closing and no action shall have been taken to terminate the employment of such employees and no such employee has expressed to the Buyer or any of the Sellers an intention (whether formally or informally) prior to Closing to resign on or following the Closing.

(g)          The Buyer shall have received, at or prior to the Closing, the IIA Transfer Approval to its full satisfaction.

(h)          The Buyer shall have received, prior to the Closing, all the Third-Party Consent to its full satisfaction.

Section 8.4          Frustration of Closing Conditions. No party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s failure to use efforts to cause the Closing to occur as required by Section 6.7.

ARTICLE IX
INDEMNIFICATION

Section 9.1         Survival of Representations, Warranties and Covenants.

(a)          All representations and warranties of the Sellers and the Buyer contained in this Agreement shall survive the Closing for a period of 24 months after the Closing Date ; provided, however, that the representations and warranties of the Sellers contained in Sections 4.9 (“Intellectual Property”) and 4.10 (“Data Privacy and Protection”) of this Agreement (collectively, the “Intellectual Property Representations”) and the Fundamental Representations shall survive until the expiration of the applicable statute of limitations, and (ii) representations and warranties in the case of Fraud shall survive indefinitely.

(b)          The covenants and agreements of the Sellers and the Buyer contained in this Agreement, in the Ancillary Agreements and in any certificate delivered pursuant hereto or thereto shall terminate on the Closing Date, except for those covenants and agreements that by their terms contemplate performance in whole or in part after the Closing or contemplate survival beyond the Closing Date, which shall survive for a period of 120 days following the date by which such performance was actually completed.

(c)          The survival periods set forth in Section 9.1(a) and Section 9.1(b) are in lieu of, and the parties expressly waive, any otherwise applicable statute of limitations, whether arising at law or in equity. No claim for breach of any representation, warranty, covenant or agreement may be brought after expiration of the applicable survival period set forth in Section 9.1(a) and Section 9.1(b).

Section 9.2          Indemnification by the Sellers.

(a)          From and after the Closing, the Sellers, jointly and severally, shall indemnify and hold harmless the Buyer, its Affiliates, and its and their respective shareholders, officers, directors, employees and agents, and successors and assigns of each of the foregoing (collectively, the “Buyer Indemnified Parties”) from and against any claims, losses, damages, Liabilities, settlements, judgments, awards, penalties, fines, costs or expenses (including reasonable legal, expert and consultant fees and expenses), including costs of enforcement (hereinafter collectively, “Losses”), to the extent resulting from, arising out of or in connection with:

(i)          any breach of any representation or warranty made by any Seller contained in Article III or Article IV or any Ancillary Agreement or of any other certificate or document delivered pursuant to the terms hereof and thereof or otherwise in connection with the Transactions;

(ii)         any breach of any covenant or Contract of any Seller contained in this Agreement, any Ancillary Agreement ;

(iii)        any Excluded Liability;

(iv)        any Liability of any Seller which is not an Assumed Liability;

(v)         any Liability in connection with the IIA Grants;

(vi)        any Liability arising out of or relating to any of the matters listed on Schedule 9.2(a)(vi) of the Disclosure Schedules; and

(vii)       and Fraud by or on behalf of any Seller.

(b)          Materiality and knowledge standards or qualifications, or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall not be taken into account in determining (solely for indemnification purposes hereunder and not for purposes of satisfying any closing condition or determining whether any fraud, intentional breach or willful misconduct has occurred) the amount of any Losses with respect to such breach, default or failure to be true and correct.

(c)           No Indemnified Party shall be required to show reliance on any representation, warranty, certificate or other agreement in order for such Indemnified Party to be entitled to indemnification, compensation or reimbursement hereunder.

(d)          If an Indemnified Party’s claim under Section 9.2(a) may be brought under different sections of Section 9.2(a), then such Indemnified Party shall have the right to bring such claim under any applicable section it chooses in accordance with Section 9.2(a) (or any combination thereof); provided, however, that in no event shall any Indemnified Party be entitled to double recovery of the same amount and type of Losses with respect to any particular incident, fact or event which resulted in Losses that are recoverable under Section 9.2(a). regardless of whether there were breaches of more than one representation, warranty, covenant, agreement, obligation or otherwise.

Section 9.3          Indemnification by the Buyer. From and after the Closing, the Buyer shall indemnify and hold harmless: (i) each Seller and its Affiliates, and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties"), from and against any and all Losses to the extent resulting from, arising out of or in connection with:

(a)          any breach of any representation or warranty made by the Buyer contained in Article V;

(b)          any breach of any covenant or agreement of the Buyer contained in this Agreement;

(c)          any Assumed Liability; and

(d)          any Fraud by or on behalf of Buyer.

Section 9.4          Procedures.

(a)          In order for a Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall deliver a written notice thereof to the party against whom indemnity is sought (the “Indemnifying Party”) promptly after receipt by such Indemnified Party of written notice of the Third Party Claim (in case indemnification is sought for a Third Pary Claim), describing in reasonable detail (i) the facts giving rise to any claim for indemnification hereunder, (ii) the amount or method of computation of the amount of such claim, (iii) each individual item of Loss included in the amount so stated, to the extent known, (iv) the date such item was paid or accrued, to the extent known and applicable, and (v) the nature of the breach of representation, warranty, covenant or agreement with respect to which such Indemnified Party claims to be entitled to indemnification hereunder (all of the foregoing, the “Claim Information”), and shall provide any other reasonably available supporting information with respect thereto as the Indemnifying Party may reasonably request (to the extent that receipt of such information does not affect any privilege relating to the disclosing party and subject to execution by the requesting party of the disclosing party’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information).  The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.

(b)          Subject to Section 9.4(c), the Indemnifying Party shall have the right, upon written notice to the Indemnified Party within 14 days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party.  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall cooperate with the Indemnifying Party in such defense and use commercially reasonable efforts to make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party (to the extent that receipt of such documents does not affect any privilege relating to any disclosing party and subject to execution by the requesting party of the disclosing party’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information).  If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party may agree to settle, compromise or discharge such Third Party Claim; provided that the Indemnifying Party shall give the Indemnified Party notice reasonably in advance of any proposed settlement, compromise or discharge and in no event shall the Indemnifying Party compromise or settle any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless such settlement, compromise or discharge (i) does not impose any equitable or other non-monetary remedies or obligations on the Indemnified Party but involves solely the payment of money damages for which the Indemnified Party will be indemnified hereunder, (ii) does not involve a finding or admission of wrongdoing or any violation of Law or any violation of the rights of any Person by the Indemnified Party, (iii) poses no reasonable danger of establishing a precedent that may be adverse to the Indemnified Party’s interest (at the Indemnified Party’s sole and absolute discretion); and (iv) includes an unconditional release from all Liability or obligation of the Indemnified Party in respect thereof.

(c)          Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume (unless so requested by the Buyer in writing, in which case the provisions of Section 9.4(c) shall apply), the defense of any Third Party Claim if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, Action, indictment, allegation or investigation, (ii) the Third Party Claim involves monetary damages in excess of the amounts that the Indemnifying Party would otherwise be liable for pursuant to this Article IX, (iii) the Third Party Claim seeks specific performance or injunctive relief against the Indemnified Party, (iv) the Third Party Claim alleges, or seeks a finding or admission of, a violation of Law by the Indemnified Party or any of its Affiliates, (v) the Indemnifying Party failed or is failing to diligently prosecute or defend such Third Party Claim, (vi) the Indemnifying Party is also a party to such claim and the Indemnified Party determines (at its sole and absolute discretion) that joint representation would be inappropriate, (vii) the Third Party Claim would materially and adversely affect the ongoing business (including any dispute with any material customer, supplier or employee) of the Indemnified Party (including, in the case of the Buyer Indemnified Parties, the Business, the Transferred Assets or the Assumed Liabilities); or the Third Party Claim relates to breach of, misuse or ownership of Intellectual Property Rights.

(d)          If the Indemnifying Party elects not to, or is not entitled to assume the defense of any Third Party Claim in accordance with the terms of Section 9.4, the Indemnified Party may assume and control the defense of the Third Party Claim in such manner and on such terms as the Indemnified Party reasonably deems appropriate, including paying and/or agreeing to pay, in settlement or resolution of such claim, any amounts to the third party making such claim (such amounts, collectively, a “Settlement Payment”), subject to the terms of this Section 9.4. If the Indemnified Party so assumes the defense of such Third Party Claim, the Indemnifying Party shall (i) have the right, at its sole cost and expense, to employ separate counsel and to participate in the defense thereof and (ii) cooperate with the Indemnified Party in such defense and use commercially reasonable efforts to make available to the Indemnified Party all witnesses, pertinent records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party (to the extent that receipt of such documents does not affect any privilege relating to any disclosing party  and subject to execution by the requesting party of the disclosing party’s standard non-disclosure agreement to the extent that such materials contain confidential or proprietary information).  Defense Costs shall constitute Losses for which the Indemnified Parties shall be indemnified to the extent an indemnification claim therefor is made under this Article IX, whether or not it is ultimately determined that such Third Party Claim is itself indemnifiable under this Article IX, and the Indemnifying Party shall not have any power or authority to object to recovery by or on behalf of any Indemnified Party for any Losses claimed with respect to such Defense Costs.  As used herein, the term “Defense Costs” means the reasonable costs and expenses incurred by an Indemnified Party in connection with any investigation, defense, settlement or resolution of a Third-Party Claim and the enforcement and protection of its rights under this Agreement in respect thereof (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs). In the event that an Indemnified Party determines to settle or resolve any such Third-Party Claim and make a Settlement Payment in connection therewith, an Indemnified Party shall seek a prior written consent of the Indemnifying Party to such Settlement Payment.  If the Indemnifying Party (A) has consented to such Settlement Payment or (B) unreasonably withholds, conditions or delays giving such consent to such Settlement Payment (provided that such consent shall be deemed to have been given unless the Indemnifying Party shall have objected within 5 days after a written request for such consent by an Indemnified Party),, then the existence and amount of Losses with respect to such Settlement Payment shall be determinative and binding upon the Indemnifying Party and the Indemnifying Party shall not have any power or authority to object to recovery by or on behalf of any Indemnified Party for any Losses claimed with respect to such Settlement Payment.  If the Indemnifying Party has not consented to such Settlement Payment and such consent was not either (x) unreasonably withheld, conditioned or delayed or (y) deemed given for failure to object within 5 days after a written request therefor, then the existence and amount of Losses with respect to such Settlement Payment shall be determined in the manner applicable to indemnification claims made pursuant to this Article IX.

(e)          In the event any Indemnified Party should have a claim against any Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver written notice of such claim containing the Claim Information promptly to the Indemnifying Party, and shall provide any other reasonably available supporting information with respect thereto as the Indemnifying Party may reasonably request.  The failure to provide such written notice, however, shall not release the Indemnifying Party from any of its obligations under this Article IX except to the extent that the Indemnifying Party is materially prejudiced by such failure.  The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters.  Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters (to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person), furnishing employees and other Representatives to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

(f)          For the avoidance of doubt, the Claim Information (i) need only specify such information to the knowledge of the applicable Indemnified Party as of the date thereof, (ii) will not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Information and (iii) may be updated and amended from time to time by the Indemnified Person by delivering any updated or amended Claim Information, so long as the delivery of the original Claim Information is made within the applicable survival period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claim Information; provided that all claims for Losses properly set forth in the Claim Information or any update or amendment thereto will remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such survival period.

Section 9.5          Limits on Indemnification.

(a)          Notwithstanding anything to the contrary contained in this Agreement:

(i)          (A) Sellers (which, for the avoidance of doubt, include Evogene) shall be jointly and severally liable to indemnify the Buyer Indemnified Parties in accordance with this Agreement, provided, however, that with respect to Losses resulting from, arising out of or in connection with any breach of any representation, warranty or covenant solely related to [***]; (B) the maximum aggregate liability of the Sellers (including Evogene) for indemnification hereunder shall be limited to the [***]; and (C) the foregoing limitations shall not apply in the case of Fraud or Willful Misconduct by any Seller. [***]

(ii)          (A) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers by Buyer Indemnified Parties pursuant to Section 9.2(a)(i) (other than in the case of breach of [***] shall be equal to the amount of the [***], (B) the maximum aggregate amount of indemnifiable Losses that may be recovered from the Sellers by Buyer Indemnified Parties in the case of any breach [***] shall be equal to the [***];

(iii)          the maximum aggregate amount of indemnifiable Losses that may be recovered from the Buyer by Seller Indemnified Parties pursuant to Section 9.3 shall be equal to [***];

(iv)          no Indemnifying Party shall be liable to any Indemnified Party for any claim for indemnification pursuant to Section 9.2(a)(i) [***] the Indemnified Party equals or exceeds [***].

(b)          Notwithstanding anything to the contrary herein, the limitations set forth in this Section 9.5 shall not apply to indemnification by the Sellers in the event of Fraud.

(c)          Each Indemnified Person shall use commercially reasonable efforts to mitigate any Indemnifiable Damages for which recovery may be sought hereunder. All Indemnifiable Damages shall be calculated [***].

Section 9.6          Holdback Consideration.

(a)          Following the application of, in each case, the applicable limitations set forth in Section 9.5, any indemnification for Losses to which a Buyer Indemnified Party is Finally Determined to be entitled pursuant to Section 9.2 shall be recoverable [***].

(b)          The Holdback Consideration shall be reduced from time to time by any amount, [***].

(c)          [***], by wire transfer of immediately available funds to such account as may be designated by the Sellers and shall be allocated amongst the Sellers as set forth opposite each Seller’s name in Exhibit F hereto.   [***].

Section 9.7          Exclusivity.

(a)          From and after the Closing, the remedies contained in this Article IX shall be the sole and exclusive remedy of any Indemnified Party for monetary damages in connection with the matters described in Section 9.2(a); provided, however, that nothing in this Agreement shall limit the right of Buyer or any other Indemnified Party to pursue (i) specific performance, injunctive relief or other non-monetary equitable remedies, (ii) remedies under any Ancillary Agreement against the parties thereto pursuant to their terms, or (iii) remedies in respect of any Willful Breach or Fraud.

(b)          The parties hereto agree that the provisions in this Agreement relating to indemnification, and the limits imposed on each of the Sellers’ and the Buyer’s remedies with respect to this Agreement and the Transactions were specifically bargained for between sophisticated parties and were specifically taken into account in the determination of the amounts to be paid to the Seller hereunder.

Section 9.8           Tax Matters.  In the event of any conflict between the provisions of this Article IX and the provisions of Article VII, the provisions of Article VII shall prevail.

Section 9.9           Treatment of Indemnity Payments. Any payment made pursuant to this Article IX shall be treated as a non-taxable adjustment to the cash proceeds received by the Sellers unless otherwise required by applicable Law. If, notwithstanding the treatment required by the preceding sentence, any indemnification payment under this Article IX is determined to be taxable to the Buyer Indemnified Parties by any Tax Authority, the Sellers shall also, jointly and severally, indemnify the Buyer Indemnified Parties for any Taxes incurred by reason of the receipt of such payment and any Losses incurred by the Buyer Indemnified Parties in connection with such Taxes (or any asserted deficiency, action or assessment, including the defense or settlement thereof, relating to such Taxes). The Sellers shall pay the Buyer Indemnified Parties such additional amount as will, after such deduction or withholding has been made, leave the Buyer Indemnified Parties with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

ARTICLE X
TERMINATION

Section 10.1         Termination.  This Agreement may be terminated at any time prior to the Closing:

  (a)          by mutual written consent of the Buyer and the Sellers (acting together);

  (b)          (i) by the Sellers (acting together), if the Sellers are not in material breach of their respective obligations under this Agreement and the Ancillary Agreements, and the Buyer breaches or fails to perform in any respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.2, (B) cannot be or has not been cured within 14 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Sellers (provided, that the failure to deliver the full consideration payable pursuant to Article II at the Closing as required hereunder shall not be subject to cure hereunder unless otherwise agreed to in writing by the Sellers) or (ii) by the Buyer, if the Buyer is not in material breach of its obligations under this Agreement and the Sellers breach or fail to perform in any material respect any of its representations, warranties or covenants contained in this Agreement and such breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 8.3, (B) cannot be or has not been cured within 14 days following delivery of written notice of such breach or failure to perform and (C) has not been waived by the Buyer;

  (c)          by either the Sellers (acting together) or the Buyer if the Closing shall not have occurred by the date that is 180 (one hundred and eighty) days after the date hereof (the “Termination Date”); provided, that the right to terminate this Agreement under this Section 10.1(c) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the principal cause of, or resulted in, the failure of the Closing to occur on or prior to such date; or

  (d)          by either the Buyer or the Sellers (acting together) if (i) a Governmental Authority of competent jurisdiction shall have issued a non-appealable final order, decree or ruling or taken any other non-appealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Transactions; provided, that the right to terminate this Agreement under this Section 10.1(d) shall not be available if the failure of the party so requesting termination to fulfill any obligation under this Agreement shall have been the principal cause of, or resulted in, such order, decree or ruling or other action or (ii) any U.S. federal or state Law or any Applicable Law has been enacted that would make the consummation of the Transactions illegal.

  (e)         Notwithstanding anything to the contrary herein, the right to terminate this Agreement under this Article X shall not be available to any party hereto whose breach of this Agreement has resulted in the failure of the Closing to occur on or before the Termination Date.

The party seeking to terminate this Agreement pursuant to this Section 10.1 (other than Section 10.1(a)) shall give prompt written notice of such termination to the other party.

Section 10.2        Effect of Termination.  In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability on the part of either party except (a) for the provisions of Section 3.4 and Section 5.5 relating to broker’s fees and finder’s fees, Section 6.6 relating to confidentiality, Section 6.8 relating to public announcements, this Section 10.2 and Article XI and (b) that nothing herein shall relieve either party from any liabilities or damages arising out of a Willful Breach, in which case the non-breaching party shall be entitled to all rights and remedies available in equity or at law.

ARTICLE XI
GENERAL PROVISIONS

Section 11.1         Fees and Expenses.  Except as otherwise specifically provided in this Agreement, all fees and expenses incurred in connection with or related to the Transactions, including the preparation, execution and delivery of this Agreement and the Ancillary Agreements and compliance herewith and therewith, shall be paid by the party incurring such fees or expenses, whether or not the Transactions are consummated.

Section 11.2         Amendment and Modification.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each party.

Section 11.3         Waiver; Extension.  At any time prior to the Closing, the Sellers, on the one hand, and the Buyer, on the other hand, may (a) extend the time for performance of any of the obligations or other acts of the other party contained herein, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered by such party pursuant hereto, or (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of either party to any such extension or waiver shall be valid only if set forth in a written agreement signed on behalf of such party.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  Any agreement on the part of either party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

Section 11.4        Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by or e‑mail, upon transmission (provided no “bounceback” or notice of non-delivery is received), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid.  All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

if to the Sellers, to:

Evogene Ltd.

13 Gad Feinstein St. Rehovot, Israel
Attention: CFO and VP Legal
E-mail: legal@evogene.com

with a copy (which shall not constitute notice) to:

Meitar | Law Offices
16 Abba Hillel St., Ramat-Gann, Israel
Attention: [***]
E-mail: [***]
By Confirmed Courier

(i)           if to the Buyer, to:

Dead Sea Works Ltd.1 Menachem Kroitzer, Beit Ashlag, Beer Sheva, Israel 8489414
Attention:  [***]
By Confirmed Courier

with a copy to (which shall not constitute notice) to:

Goldfarb Gross Seligman
132 Menahem Begin St., Round Building, Floor 36, Tel Aviv, Israel
Attention: [***]
E-mail: [***]
By Confirmed Courier

Section 11.5         Interpretation.  When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  All words used in this Agreement will be construed to be of such gender or number as the circumstances require.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein.  The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified.  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.  The term “or” is not exclusive.  The word “will” shall be construed to have the same meaning and effect as the word “shall.”  References to days mean calendar days unless otherwise specified.

Section 11.6      Entire Agreement.  This Agreement (including, the Exhibits and Disclosure Schedules hereto), the Ancillary Agreements, and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.  Notwithstanding any oral agreement or course of conduct of the parties or their Representatives to the contrary, no party to this Agreement shall be under any legal obligation to enter into or complete the Transactions unless and until this Agreement shall have been executed and delivered by each of the parties.

Section 11.7         Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except with respect to the provisions of Article IX and Section 11.10, which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof.

Section 11.8         Governing Law.  This Agreement and any claims or causes of action arising out of or relating to this Agreement, the negotiation, execution or performance of this Agreement or the transactions contemplated hereby (whether in contract, in tort, under statute or otherwise) shall be exclusively governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Israel, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings related hereto except in such courts.

Section 11.9         Assignment; Successors.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by either party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided that no assignment shall limit the assignor’s obligations hereunder.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 11.10      Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies would not be an adequate remedy for any such nonperformance or breach.  Accordingly, each of the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the competent courts of the State of Israel.  Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 11.11       Currency.  All references to “dollars” or “$” or “US$” in this Agreement or any Ancillary Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement and any Ancillary Agreement.

Section 11.12       Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 11.13      Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 11.14       Electronic Signature.  This Agreement may be executed electronically (including by means of .pdf or similar graphic reproduction format or by means of digital signature software, e.g. DocuSign or Adobe Sign) and delivered by e-mail or other similar means of electronic transmission, and any electronic signature shall constitute an original for all purposes.

Section 11.15       No Presumption Against Drafting Party.  Each of the Buyer and the Seller acknowledges that each party to this Agreement has been represented by legal counsel in connection with this Agreement and the Transactions.  Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EVOGENE LTD. By: _____________________________ Name: Title:

Signature Page to Stock Purchase Agreement

LAVIE BIO LTD. By: _____________________________ Name: Title:

Signature Page to Stock Purchase Agreement

TAXON BIOSCIENCES, INC. By: _____________________________ Name: Title:

Signature Page to Stock Purchase Agreement

DEAD SEA WORKS LTD. By: _____________________________ Name: Title:

Signature Page to Stock Purchase Agreement